Exhibit 4.1

Execution Version

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

$1,500,000,000 9.000% SENIOR NOTES DUE 2025

INDENTURE

DATED AS OF December 18, 2017

THE BANK OF NEW YORK MELLON,

AS TRUSTEE, REGISTRAR AND PAYING AGENT

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EXHIBITS

EXHIBIT A	-	FORM OF NOTE
EXHIBIT B	-	FORM OF GUARANTEE
EXHIBIT C	-	FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
EXHIBIT D	-	FORM OF CANADIAN NOTE GUARANTEE

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THIS INDENTURE dated as of December 18, 2017 is among Valeant Pharmaceuticals International, Inc., a corporation continued under the British Columbia Business Corporations Act (the “Company”), the Note Guarantors party hereto and The Bank of New York Mellon (“BNY Mellon”), a New York banking corporation, not in its individual capacity but solely as Trustee, Registrar, and Paying Agent (the “Trustee”).

In consideration of the premises and the purchase of the Notes by the Holders thereof, all parties agree as follows for the benefit of the other and for the equal and ratable benefit of the registered Holders of the Company’s Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1    Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will initially be issued in a denomination equal to the principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person:

(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person and which is not satisfied in full at such time, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means the additional principal amount of Notes (other than the Initial Notes) that may be issued from time to time under this Indenture in accordance with Section 2.1(c) of this Indenture as part of the same series of Notes issued on the date hereof other than Notes issued in exchange for, or replacement of outstanding Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to the Notes, as determined by the Company, the greater of

(1)    1.0% of the then outstanding principal amount of such Notes and

(2)    (a) the present value of all remaining required interest and principal payments due on such Notes and all premium payments relating to such Notes assuming a redemption date of December 15, 2021, computed using a discount rate equal to the Treasury Rate plus 50 basis points, minus

(b)    the then outstanding principal amount of such Note, minus

(c)    accrued interest paid on the date of redemption.

“Applicable Procedures” means, with respect to any transfer or exchange of beneficial ownership interests in the Global Notes, the rules and procedures of the Depositary, Euroclear and Clearstream, in each case to the extent applicable, to such transfer or exchange.

“Asset Sale” means:

(1)    the sale, lease, conveyance or other disposition of any assets, property or rights outside of the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 3.8 and/or Section 5.1 hereof and not by the provisions of Section 4.14; and

(2)    the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries, in each case other than directors’ qualifying shares.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)    any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $100.0 million;

(2)    a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)    an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(4)    any sale of receivables in connection with a Qualified Securitization Transaction;

(5)    the sale or other disposition of cash or Cash Equivalents;

(6)    a Restricted Payment or Permitted Investment that is permitted by Section 4.8 hereof;

(7)    the license or sublicense of intellectual property or other general intangibles and licenses, leases or subleases of other property which do not materially interfere with the business of the Company and its Restricted Subsidiaries, taken as a whole, determined in good faith by the Company;

(8)    the sale, exchange or other disposition of obsolete, worn out, uneconomical or surplus assets, including any such intellectual property;

(9)    the sale, lease, conveyance or other disposition to the extent required by, or made pursuant to, customary buy/sell arrangements between joint venture parties set forth in joint venture arrangements and similar binding agreements;

(10)    foreclosures on, or condemnation of, assets and the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims; and

(11)    sales, transfers or other dispositions of assets for consideration at least equal to the Fair Market Value of the assets sold or disposed of, but only if the consideration received consists of property or assets (other than cash, except to the extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction; provided, however, that cash does not exceed 10% of the sum of the amount of the cash and the Fair Market Value of the assets received or given) of a nature or type that are used in a business having property or assets of a nature or type or engaged in a Permitted Business (or Capital Stock of a Person whose assets consist of assets of the type described in this clause (11)).

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Law” means any of Title 11 of the United States Code, the BIA, the CCAA, the WURA and the CBCA, and any other applicable insolvency, corporate arrangement or restructuring or other similar law of any jurisdiction including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Board of Directors” means:

(1)    with respect to a company or corporation, the board of directors of the company or corporation or any committee thereof duly authorized to act on behalf of such board;

(2)    with respect to a partnership, the Board of Directors of the general partner of the partnership or any committee thereof duly authorized to act on behalf of such board; and

(3)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Legal Holiday.

“Canadian Note Guarantee” means each Guarantee of the obligations with respect to the Notes issued by each Canadian Note Guarantor pursuant to the terms of this Indenture and substantially in the form of Exhibit D.

“Canadian Note Guarantor” means each Note Guarantor that is organized under the laws of Canada or any province or territory thereof.

“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Markets Indebtedness” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC or (c) a private placement to institutional investors. For the avoidance of doubt, the term “Capital Markets Indebtedness” does not include any Indebtedness under the Credit Agreement, Indebtedness incurred in connection with a sale and leaseback transaction, Indebtedness incurred in the ordinary course of business of the Company, Capital Lease Obligations or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation (including, without limitation, quotas) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided, that the full faith and credit of the U.S. is pledged in support thereof) having repricings or maturities of not more than one year from the date of acquisition;

(2)    certificates of deposit and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any U.S. commercial bank having capital and surplus in excess of $500.0 million;

(3)    repurchase obligations with a term of not more than 14 days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4)    commercial paper having a rating of at least “P-2” or better from Moody’s or at least “A-2” or better from S&P, or carrying an equivalent rating by an internationally recognized rating agency and, in each case, maturing within one year after the date of acquisition;

(5)    auction-rate, corporate and municipal securities, in each case (x) having either short-term debt ratings of at least “P-2” or better from Moody’s or at least “A-2” or better from S&P or long-term senior debt ratings of “A2” or better from Moody’s or at least “A” or better from S&P, or carrying an equivalent rating by an internationally recognized rating agency, (y) having repricings or maturities of not more than one year from the date of acquisition and (z) which are classifiable as cash and cash equivalents under GAAP;

(6)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; or

(7)    in the case of the Company or any Foreign Subsidiary:

(a)    direct obligations of the sovereign nation, or any agency thereof, in which the Company or such Foreign Subsidiary is organized or is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation, or any agency thereof; provided, that such obligations have repricings or maturities of not more than one year from the date of acquisition and are used by the Company or such Foreign Subsidiary in accordance with normal investment practices for cash management in investments of the type analogous to clauses (1) through (5) above; or

(b)    investments of the type and maturity described in clauses (1) through (5) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from internationally recognized rating agencies; provided, that such investments are used by the Company or such Foreign Subsidiary in accordance with normal investment practices for cash management in investments of the type analogous to clauses (1) through (5) above.

“CBCA” means the Canada Business Corporations Act.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“Change of Control” means the occurrence of any of the following:

(1)    any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, other than by way of merger or consolidation of the Company, of shares of the Company’s Voting Stock representing 50% or more of the total voting power of all of the Company’s outstanding Voting Stock;

(2)    the Company consolidates with, or merges with or into, another Person, or the Company, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole (other than by way of merger or consolidation), in one or a series of related transactions, or any Person consolidates with, or merges with or into, the Company, in any such event other than pursuant to a transaction in which the Persons that Beneficially Owned the shares of the Company’s Voting Stock immediately prior to such transaction Beneficially Own at least a majority of the total voting power of all outstanding Voting Stock (other than Disqualified Stock) of the surviving or transferee Person; or

(3)    the holders of the Company’s Capital Stock approve any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with this Indenture).

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (2) (a) the direct or indirect holders of the Voting Stock of the ultimate parent holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (b) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner of 50% or more of the total voting power of the Voting Stock of such ultimate parent holding company.

“Clearstream” means Clearstream Banking, société anonyme, Luxembourg.

“Company” means the party named as such in the first paragraph of this Indenture until a successor replaces it pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Company.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

(1)    provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)    Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3)    any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, excess pension charges, contract termination costs and costs to consolidate facilities and relocate employees), to the extent that any such charge or expense was deducted in computing such Consolidated Net Income; plus

(4)    fees and expenses in connection with any proposed or actual issuance of any Indebtedness or Equity Interests, or any proposed or actual acquisitions, Investments, Asset Sales or divestitures permitted to be incurred under this Indenture; plus

(5)    depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), and other non-cash charges or expenses (including impairment charges and other write-offs of intangible assets and goodwill, but excluding amortization of a prepaid cash expense that was paid in a prior period to the extent added back in such prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; provided that if any such non-cash charge or expense (or any portion thereof) represents an accrual or reserve for any potential cash items in any future period, (i) the Company may elect not to add back such non-cash charge in the then-current period and instead add back such amount to a following period, and (ii) to the extent the Company elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to the same extent in such future period; plus

(6)    any expense or charge for extraordinary, unusual or non-recurring expenses or charges (including costs of, and payments of, litigation expenses, actual or prospective legal settlements, fines, judgments or orders); minus

(7)    non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)    the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)    solely for purposes of Section 4.8 hereof, the Net Income of any Restricted Subsidiary (other than any Note Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained or cannot be obtained other than pursuant to customary filings) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)    the cumulative effect of a change in accounting principles will be excluded;

(4)    any unrealized net gain or loss resulting in such period from Hedging Obligations or other derivative instruments will be excluded;

(5)    any expense or charge attributable to the disposition of discontinued operations will be excluded;

(6)    non-cash goodwill or asset impairment charge and any non-cash compensation expense recorded from grants of stock, stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors, employees or consultants of such Person or any of its Restricted Subsidiaries will be excluded;

(7)    any amortization expense incurred during such period with respect to products acquired by the Company or any of its Subsidiaries that are used or useful in a Permitted Business will be excluded;

(8)    any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries will be excluded;

(9)    any extraordinary, nonrecurring or unusual gain or loss, together with any related provision for taxes on such extraordinary, nonrecurring or unusual gain or loss will be excluded;

(10)    any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts, will be excluded;

(11)    any purchase accounting effects including adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development) will be excluded; and

(12)    to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 90 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption; provided that (x) if net income is increased as a result of any amounts received from an insurer in respect of such a liability, casualty event or business interruption and the right to be so reimbursed was used in a prior period to increase Consolidated Net Income pursuant to this clause (12), such amounts received shall be excluded from Consolidated Net Income and (y) to the extent the actual reimbursement received is less than the expected reimbursement amount excluded in a prior period pursuant to this clause (12), Consolidated Net Income shall be reduced by the difference in the period in which such lower actual reimbursement amounts are received or in which a final judgment of a court of competent jurisdiction is made that the Company is entitled to no reimbursement.

“Consolidated Total Assets” means, as of any date of determination, the total assets shown on the consolidated quarterly or annual balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such a quarterly or annual balance sheet is available, determined on a consolidated basis in accordance with GAAP (and in the case of any determination relating to any incurrence of Indebtedness or Investment, on a pro forma basis). In addition, “Consolidated Total Assets” will be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio” to give effect to transactions that occurred after the date of the most recent quarterly or annual balance sheet date.

“Corporate Trust Office” means the designated office of the Trustee at which at any particular time its corporate trust business shall be administered which office at the date of the execution of this Indenture is located at 101 Barclay Street, Floor 7E, New York, New York 10286, Attention: Corporate Trust Administration or at any other time at such other address as the Trustee may designate from time to time by notice to the Company.

“Credit Agreement” means the Third Amended and Restated Credit and Guaranty Agreement, dated as of February 13, 2012, as in effect on the Issue Date (as it may be amended, restated, replaced, supplemented or otherwise modified from time to time), among the Company, certain subsidiaries of the Company, as guarantors, the lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, J.P. Morgan Securities LLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A.

and Morgan Stanley Senior Funding, Inc., as co-syndication agents, JPMorgan Chase Bank, N.A., as issuing bank, Barclays Bank PLC (as successor to Goldman Sachs Lending Partners LLC), as administrative agent and collateral agent, as amended, supplemented, restated and otherwise modified, together with the related documents thereto (including any guarantees and security documents), and in each case as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement or instrument (and related documents) governing Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such facilities or a successor facility, whether by the same or any other bank, institutional lender, purchaser, investor, trustee or agent or group thereof.

“Credit Facilities” means the facilities under the Credit Agreement and one or more other debt facilities, credit agreements, commercial paper facilities, indentures or other agreements in each case with banks, institutional lenders, purchasers, investors, trustees or agents providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other extensions of credit or other Indebtedness, in each case including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement or instrument (and related documents) governing Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such facilities or a successor facility, whether by the same or any other bank, institutional lender, purchaser, investor, trustee or agent or group thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator, receiver-manager, custodian, administrative receiver, administrator or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Notes” means Notes that are in substantially the form attached hereto as Exhibit A and that do not include the information to which footnotes 1, 5, 6 and 8 thereof apply.

“Depositary” means with respect to the Notes issuable or issued in whole or in part in global form, DTC, including any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Noncash Consideration” means noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated by the Company as Designated Noncash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration, which cash and Cash Equivalents shall be considered Net Proceeds received as of such date and shall be applied pursuant to Section 4.14.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.8 hereof.

“Dollar Equivalent” of any amount means, at the time of determination thereof,

(1)    if such amount is expressed in U.S. dollars, such amount, or

(2)    if such amount is expressed in any other currency, the equivalent of such amount in U.S. dollars determined by using the rate of exchange quoted by Barclays Capital Inc. in New York, New York at 11:00 a.m. (New York City time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York currency exchange market of such amount of U.S. dollars with such currency.

“Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering of Equity Interests (other than Disqualified Stock).

“Euroclear” means Euroclear Bank S.A./N.V.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness incurred under Section 4.9(b)(i) or (xx) hereof) in existence on the date of this Indenture, until such amounts are repaid.

“Existing Secured Notes” means the Company’s outstanding 6.50% Senior Secured Notes due 2022, 7.00% Senior Secured Notes due 2024 and 5.500% Senior Secured Notes due 2025.

“Fair Market Value” means the price that could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, determined in good faith by (i) a responsible financial or accounting officer of the Company with respect to valuations not in excess of $750.0 million and (ii) the Board of Directors of the Company with respect to valuations equal to or in excess of $750.0 million, as applicable.

“Fall Away Event” means such time as the Notes shall have an Investment Grade Rating and the Company shall have delivered to the Trustee an Officers’ Certificate certifying that the foregoing condition has been satisfied.

“Final Maturity Date” means December 15, 2025.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

To the extent the Company elects pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being incurred prior to the actual incurrence thereof pursuant to Section 4.9(e) hereof, the Company shall deem all or such portion of such commitment of such Indebtedness, as applicable, as having been incurred and to be outstanding for purposes of calculating the Fixed Charge Coverage Ratio for any period in which the Company makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)    acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through consolidations or mergers and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated (x) on a pro forma basis in accordance with Regulation S-X promulgated by the SEC and, in addition, (y) to give effect to any Pro Forma Cost Savings;

(2)    the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Interest Rate Hedging Obligations; plus

(2)    the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)    any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries; plus

(4)    all dividends, whether paid or accrued and whether or not in cash, on any Disqualified Stock or any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, in each case, on a consolidated basis and determined in accordance with GAAP; minus

(5)    the consolidated interest income of such Person and its Restricted Subsidiaries for such period; minus

(6)    amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any financing fees.

“Foreign Subsidiary” means a Restricted Subsidiary that is not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia or is a Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on January 30, 2015.

“Global Note Legend” means the legend set forth in Exhibit A hereof, as applicable, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will initially be issued in a denomination equal to the principal amount of the Notes sold in reliance on Rule 144A.

“Government Securities” means, as applicable, (i) direct non-callable obligations of, or guaranteed by, the United States of America for the timely payment of which guarantee or obligations the full faith and credit of the U.S. is pledged and (ii) direct non-callable obligations of, or guaranteed by, a member state of the European Union for the timely payment of which guarantee or obligations the full faith and credit of the government of such member state is pledged.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person:

(1)    Interest Rate Hedging Obligations; and

(2)    the obligations of such Person under agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent (without duplication):

(1)    in respect of borrowed money;

(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)    in respect of banker’s acceptances;

(4)    representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)    representing the balance deferred and unpaid of the purchase price of any property, which balance is (a) due more than twelve months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and except any such balance that constitutes an accrued expense or trade payable; or

(6)    representing net payment obligations under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such asset and the amount of the obligation so secured and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, in connection with the purchase by a Person or any of its Restricted Subsidiaries of any business, the term “Indebtedness” will exclude indemnification or post-closing payment adjustments or earn-out or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet, working capital calculation or other similar method or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable or is of a contingent nature and, to the extent such payment thereafter becomes fixed and finally determined, the amount is paid within 60 days thereafter.

The amount of any Indebtedness outstanding as of any date will be:

(1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)    the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture as amended or supplemented from time to time pursuant to the terms of this Indenture.

“Initial Notes” means the $1,500,000,000 aggregate principal amount of Notes issued on the date hereof.

“Interest Rate Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)    interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)    other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

“Investment Grade Rating “means a rating of Baa3 or better by Moody’s or BBB- or better by S&P (or its equivalent under any successor rating categories of Moody’s or S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If (i) the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company or (ii) a Restricted Subsidiary of the Company is redesignated as an Unrestricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale, disposition or redesignation equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.8(c) hereof. For the avoidance of doubt, acquisitions of or licenses for products or assets used or useful in a Permitted Business do not constitute Investments.

“Issue Date” means December 18, 2017, the date of the initial issuance of the Notes under this Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge (fixed and/or floating), security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC or Personal Property Security Act (Ontario) (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under the Credit Agreement, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)    as to which none of the Company or any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)    no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)    as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means each Guarantee of the obligations with respect to the Notes issued by a Subsidiary of the Company pursuant to the terms of this Indenture.

“Note Guarantor” means each Subsidiary of the Company that becomes a guarantor of the Notes pursuant to the terms of this Indenture.

“Notes” means any of the Company’s 9.000% Senior Notes due 2025 (individually, a “Note”), as amended or supplemented from time to time, that are issued under this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum dated December 4, 2017, with respect to the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Controller, Treasurer, the Secretary or any Assistant Controller, Assistant Treasurer or Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers; provided, however, that for purposes of Section 4.4 hereof, “Officers’ Certificate” means a certificate signed by the principal executive officer, principal financial officer or principal accounting officer of the Company and by one other Officer.

“Opinion of Counsel” means a written opinion from legal counsel reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Participant” means, a member of, or participant or account holder in, DTC, Euroclear and/or Clearstream.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of assets used or useful in a Permitted Business or a combination of such assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.14 of this Indenture.

“Permitted Business” means any business conducted by the Company and its Restricted Subsidiaries on the Issue Date and any business that is in the judgment of the Company reasonably related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the Issue Date or a natural extension thereof.

“Permitted Investments” means:

(1)    any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)    any Investment in cash and Cash Equivalents;

(3)    any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

(a)    such Person becomes a Restricted Subsidiary of the Company; or

(b)    such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, transfer, conveyance or liquidation;

(4)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.14 hereof;

(5)    any Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)    (i) any Investments received in compromise of obligations owed to the Company or any of its Restricted Subsidiaries created in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or in satisfaction of judgments and (ii) Investments by the Company or any of its Restricted Subsidiaries in a Securitization Special Purpose Entity or any Investment by a Securitization Special Purpose Entity in any other Person, in each case, in connection with a Qualified Securitization Transaction;

(7)    receivables owing to the Company or any Restricted Subsidiary of the Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (which trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances), and other Investments to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(8)    Investments represented by Hedging Obligations;

(9)    Investments in existence on the date of this Indenture and any extension, modification or renewal of any such Investments, but only to the extent such extension, modification or renewal does not involve additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the date of this Indenture);

(10)    payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(11)    loans and advances to officers, directors and employees in the ordinary course of business in the aggregate amount outstanding at any one time not to exceed $25.0 million;

(12)    Investments in a Permitted Joint Venture or Unrestricted Subsidiary, when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $675.0 million and (y) 2.5% of Consolidated Total Assets; and

(13)    other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (x) $2.0 billion and (y) 7.5% of Consolidated Total Assets.

“Permitted Joint Venture” means any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity) in which the Company or any of its Restricted Subsidiaries is a joint venturer; provided, however, that the joint venture is engaged solely in a Permitted Business.

“Permitted Liens” means:

(1)    Liens securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of this Indenture to be incurred under Section 4.9(b)(i) or (xx) hereof;

(2)    Liens in favor of the Company or any Note Guarantor;

(3)    Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or is acquired by the Company or any Subsidiary of the Company; provided, that such Liens were not incurred in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with or acquired by the Company or the Subsidiary;

(4)    Liens on property existing at the time of acquisition of the property by the Company or any Subsidiary of the Company, provided, that such Liens were not incurred in contemplation of such acquisition;

(5)    Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)    Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.9(b)(iv) or Section 4.9(b)(v) hereof, covering only the assets acquired with such Indebtedness (and improvements or accessions thereto);

(7)    Liens existing on the date of this Indenture and Liens securing the Existing Secured Notes;

(8)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)    (i) Liens securing Hedging Obligations and (ii) Liens existing under or by reason of Indebtedness or other contractual requirements of a Securitization Special Purpose Entity or any Standard Securitization Undertaking, in each case in respect of this subclause (ii) in connection with a Qualified Securitization Transaction;

(10)    Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business;

(11)    Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a)    the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)    the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(12)    Liens of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed the greater of (x) $275.0 million and (y) 1.0% of Consolidated Total Assets at any one time outstanding;

(13)    survey title exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not materially interfering with the business of the Company and its Restricted Subsidiaries taken as a whole;

(14)    Liens arising by operation of law in favor of landlords, mechanics, carriers, warehousemen, materialmen, laborers, employees, suppliers or the like, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(15)    Liens arising out of judgments, decrees, orders or awards in respect of which the Company or a Restricted Subsidiary of the Company shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(16)    Liens securing the Notes issued on the Issue Date and the Note Guarantees with respect thereto;

(17)    Liens securing one or more local working capital facilities of Foreign Subsidiaries, so long as such Liens do not extend to the assets of any Person other than such foreign Restricted Subsidiaries;

(18)    Liens on assets of Foreign Subsidiaries securing Indebtedness incurred by Foreign Subsidiaries pursuant to Section 4.9(b)(xiii) hereof;

(19)    Liens imposed pursuant to licenses, sublicenses, leases and subleases which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries taken as a whole;

(20)    Liens incurred to secure cash management services in the ordinary course of business;

(21)    customary restrictions on, or options, contracts or other agreements for, transfers of assets contained in agreements related to any sale of assets pending such sale; provided that such restrictions apply only to the assets to be sold and such sale is otherwise permitted by this Indenture;

(22)    Liens securing obligations to the Trustee arising under this Indenture and similar Liens in favor of trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture;

(23)    Liens on trusts, cash or Cash Equivalents or other funds in connection with the defeasance (whether by covenant or legal defeasance), discharge or redemption of Indebtedness, pending consummation of a strategic transaction, or similar obligations; provided that such defeasance, discharge or redemption is otherwise permitted by this Indenture; and

(24)    Liens to secure any Indebtedness permitted to be incurred pursuant to Section 4.9, provided that, in the case of this clause (24), at the time of its incurrence and after giving pro forma effect thereto, the Secured Leverage Ratio would be no greater than 3.50 to 1.0.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this definition and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Lien” to which such Permitted Lien has been classified or reclassified.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that:

(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)    such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)    if the Indebtedness being refinanced is Indebtedness of the Company or a Note Guarantor, such Permitted Refinancing Indebtedness is also Indebtedness of the Company or a Note Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal” or “principal” of a debt security, including the Notes, means the principal of the security plus, when appropriate, the premium, if any, on the security.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, the reductions in costs and other operating improvements or operating synergies with respect to an acquisition that are reasonably identifiable, factually supportable, reasonably attributable to the action specified and reasonably anticipated to result from such actions; provided that the relevant actions have been taken or initiated and the benefits resulting therefrom are anticipated to be realized within 18 months of the date of such acquisition (including, for the avoidance of doubt, actions that will be taken or initiated so long as the benefits resulting therefrom are anticipated to be realized within 18 months of the date of such acquisition), as if all such reductions in costs and other operating improvements or operating synergies had been effected as of the beginning of such period, decreased by any recurring incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs. Pro Forma Cost Savings described in the preceding sentence shall be calculated in good faith by a responsible financial or accounting officer of the Company and shall be accompanied by a certificate delivered to the Trustee from the Company’s chief financial officer that generally outlines the specific actions taken or expected to be taken and the net cost reductions and other operating improvements or operating synergies achieved or expected to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary may sell, convey, grant a security interest in or otherwise transfer to a Securitization Special Purpose Entity, and such Securitization Special Purpose Entity may sell, convey, grant a security interest in or otherwise transfer to any other Person, any Securitization Program Assets (whether now existing or arising in the future).

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the control of the Company, a nationally recognized statistical rating organization under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Redemption Date” or “redemption date” means the date specified for redemption of the Notes in accordance with the terms thereof and this Indenture.

“Regulation S” means Regulation S under the Securities Act or any successor to such regulation.

“Regulation S-X” means Regulation S-X under the Securities Act or any successor to such regulation.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will initially be issued in a denomination equal to the principal amount of the Notes sold in reliance on Regulation S.

“Restricted Global Note” means a permanent Global Note that is substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary or a nominee of the Depositary, representing Notes that bear the Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Note” means a Note required to bear the restricted legend set forth in the form of Notes set forth in Exhibit A of this Indenture.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. For the avoidance of doubt, Valeant shall at all times be considered a Restricted Subsidiary of the Company.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor to such rule.

“Rule 144A” means Rule 144A promulgated under the Securities Act or any successor to such rule.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Leverage Ratio” means the ratio of (i) the Total Consolidated Indebtedness of the Company and its Restricted Subsidiaries that is secured by a Lien on assets of the Company and its Restricted Subsidiaries, after giving effect to all incurrences and repayments of Indebtedness on the relevant transaction date (net of unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date), provided that in the event the Company proposes to incur Indebtedness pursuant to clauses (i) and (xx) of Section 4.9(b) hereof on the same day, Indebtedness incurred under clause (i) on that date shall not be included in the calculation of the Secured Leverage Ratio for purposes of the calculation to be made pursuant to such clause (xx) on such date or clause (xxiv) of the definition of “Permitted Liens” on such date (but shall, for the avoidance of doubt, be included in any and all subsequent calculations of the Secured Leverage Ratio to the extent then outstanding and secured) to (ii) Consolidated Cash Flow of the Company for the most recent four consecutive full fiscal quarters for which financial statements are available ending on or prior to the transaction date. In addition, the “Secured Leverage Ratio” will be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio” to give effect to transactions that would require pro forma adjustments to such ratio.

To the extent the Company elects pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being incurred prior to the actual incurrence thereof pursuant to Section 4.9(e) hereof, the Company shall deem all or such portion of such commitment of such Indebtedness, as applicable, as having been incurred and to be outstanding for purposes of calculating the Secured Leverage Ratio for any period in which the Company makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Securitization Program Assets” means (i) all receivables customarily transferred in connection with asset securitization transactions by the Company or any of its Restricted Subsidiaries pursuant to documents relating to any Qualified Securitization Transaction, (ii) all rights arising under the documentation governing or related to receivables (including rights in respect of Liens securing such receivables and other credit support in respect of such receivables), any proceeds of such receivables and any lockboxes or accounts in which such proceeds are deposited, spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Securitization Transaction, any warranty, indemnity, dilution and other intercompany claim arising out of the documents relating to such Qualified Securitization Transaction and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitizations involving accounts receivable and (iii) all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses (i) and (ii).

“Securitization Special Purpose Entity” means a Person (including, without limitation, a Restricted Subsidiary) created in connection with the transactions contemplated by a Qualified Securitization Transaction, which Person engages in no activities and holds no assets other than those incidental to such Qualified Securitization Transaction.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated by the SEC, as such regulation is in effect on the date hereof.

“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance guarantees and servicing obligations entered into by the Company or any Subsidiary (other than a Securitization Special Purpose Entity) which are customary in connection with any Qualified Securitization Transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder as in effect on the date of this Indenture, except to the extent any amendment to the Trust Indenture Act expressly provides for application of the Trust Indenture Act as in effect on another date.

“Total Consolidated Indebtedness” means Indebtedness consisting of Indebtedness for borrowed money, Capital Lease Obligations, letters of credit (only to the extent of any unreimbursed drawings thereunder), debt obligations evidenced by promissory notes and similar instruments and Guarantees in respect of any of the foregoing.

“Total Leverage Ratio” means the ratio of (i) Total Consolidated Indebtedness of the Company and its Restricted Subsidiaries, after giving effect to all incurrences and repayments of Indebtedness on the transaction date (net of unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date), to (ii) Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the most recent four consecutive full fiscal quarters for which financial statements are available ending on or prior to the transaction date. In addition, the “Total Leverage Ratio” will be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio” to give effect to transactions that would require pro forma adjustments to such ratio.

To the extent the Company elects pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being incurred prior to the actual incurrence thereof pursuant to Section 4.9(e) hereof, the Company shall deem all or such portion of such commitment of such Indebtedness, as applicable, as having been incurred and to be outstanding for purposes of calculating the Total Leverage Ratio for any period in which the Company makes any such election and for any subsequent period until such commitments or such Indebtedness, as applicable, are no longer outstanding.

“Treasury Rate” means with respect to the Notes, the rate per annum equal to the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity most nearly equal to the period from such date of redemption to December 15, 2021, provided, however, that if the period from such date of redemption to December 15, 2021 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from such date of redemption to December 15, 2021 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used. The Company shall obtain the Treasury Rate.

“Trustee” means The Bank of New York Mellon, a New York banking corporation, until a successor replaces it in accordance with the provisions of this Indenture, and thereafter means the successor.

“Trust Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant secretary, associate, secretary, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as the same may be in effect from time to time in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary (other than Valeant) of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Company, but only to the extent that such Subsidiary:

(1)    has no Indebtedness other than Non-Recourse Debt;

(2)    is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Company or such Restricted Subsidiary, in each case, taken as a whole, than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)    is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)    has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.8 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date, and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.9 hereof, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness and, if applicable, related Liens by a Restricted Subsidiary of the Company of any outstanding Indebtedness and, if applicable, related Liens of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness and, if applicable, related Liens are permitted under Section 4.9 hereof and, if applicable, Section 4.11 hereof (other than clause (3) under the definition of “Permitted Liens”), calculated, if applicable, on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Valeant” means Valeant Pharmaceuticals International, a Delaware corporation, and its successors.

“Vice President” when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)    the then outstanding principal amount of such Indebtedness.

“WURA” means the Winding-Up and Restructuring Act (Canada).

Section 1.2    Other Definitions.

TERM	DEFINED IN SECTION
“Acceptable Commitment”	4.14(b)
“Additional Amounts”	4.21(a)
“Affiliate Transaction”	4.13(a)
“Agent Members”	2.1(b)
“Agreed Guarantee Principles”	4.15
“Asset Sale Offer”	4.14(c)/3.14
“Authorized Agent”	11.16
“Benefited Party”	10.1(b)
“Change in Tax Law”	3.7(e)
“Change of Control Offer”	3.8(b)
“Change of Control Purchase Date”	3.8(b)
“Change of Control Purchase Notice”	3.8(c)
“Change of Control Purchase Price”	3.8(a)

TERM	DEFINED IN SECTION
“Company Notice”	3.8(b)
“Company Order”	2.2
“Covenant Defeasance”	8.3
“Event of Default”	6.1
“Excess Proceeds”	4.14(c)
“FATCA”	4.21(b)(vii)
“incur”	4.9(a)
“Judgment Currency”	11.17
“Legal Defeasance”	8.2
“Legal Holiday”	11.7
“Legend”	2.12(a)
“Notice of Default”	6.1
“Offer Amount”	3.14
“Offer Period”	3.14
“Paying Agent”	2.3
“Payment Default”	6.1(e)
“Payor”	4.21(a)
“Permitted Debt”	4.9(b)
“Purchase Date”	3.14
“Registrar”	2.3
“Regulation 803 Reimbursement”	4.21(d)
“Relevant Taxing Jurisdiction”	4.21(a)
“Restricted Payments”	4.8(a)
“Tax”	4.21(a)

Section 1.3    [Reserved].

Section 1.4    Rules of Construction. Unless the context otherwise requires:

(A)    a term has the meaning assigned to it;

(B)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(C)    words in the singular include the plural, and words in the plural include the singular;

(D)    provisions apply to successive events and transactions;

(E)    the term “merger” includes a statutory share exchange and the term “merged” has a correlative meaning;

(F)    the masculine gender includes the feminine and the neuter;

(G)    references to agreements and other instruments include subsequent amendments thereto;

(H)    “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(I)    references to ratings by Moody’s or S&P shall include any successor equivalent ratings if either Moody’s or S&P changes its ratings scale subsequent to the date of this Indenture;

(J)    except as otherwise provided for herein, the Notes will be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; and

(K)    a reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation.

ARTICLE 2

THE SECURITIES

Section 2.1    Form and Dating. The Notes and the Trustee’s certificate of authentication with respect thereto shall be substantially in the form set forth in Exhibit A, which are incorporated in and made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company shall provide any such notations, legends or endorsements to the Trustee in writing. The Notes shall be in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof. Each Note shall be dated the date of its authentication. The Notes are being offered and sold by the Company in transactions exempt from, or not subject to, the registration requirements of the Securities Act.

(a)    Restricted Global Notes. All of the Notes are initially being offered and sold to (i) qualified institutional buyers as defined in Rule 144A in reliance on Rule 144A under the Securities Act or (ii) outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act, and shall be issued initially in the form of one or more 144A Global Notes and Regulation S Global Notes, respectively, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the depositary, DTC, and registered in the name of its nominee, Cede & Co., duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Restricted Global Notes may from time to time be increased or decreased by adjustments made on the records of the Notes Custodian as hereinafter provided, subject in each case to compliance with the Applicable Procedures.

(b)    Form of Notes. Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Definitive Notes shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.12 hereof and shall be made on the records of the Trustee and the Depositary.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or under the Global Note, and the Depositary (including, for this purpose, its nominee) may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall (A) prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (B) impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(c)    Additional Notes. Subject to compliance with the provisions of Sections 4.9 and 4.11 hereof, the Company may issue Additional Notes in an unlimited amount under this Indenture.

(d)    Regulation S Global Notes. Global Notes offered and sold in reliance on Regulation S shall initially be represented by one or more Regulation S Global Notes, substantially in the form of Exhibit A with such applicable legends as are provided in Exhibit A. The Regulation S Global Notes will be deposited, upon issuance, on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary and registered in the name of the Depositary or the nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

The aggregate principal amount of the Regulation S Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(e)    Book Entry Provisions. The Company shall execute and the Trustee shall, in accordance with this Section 2.1(e), authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the applicable Depositary or its nominee, (ii) shall be delivered by the Trustee to the applicable Depositary or pursuant to the applicable Depositary’s instructions and (iii) shall bear legends substantially in the form of the first paragraph of Exhibit A attached hereto.

Section 2.2    Execution and Authentication. An Officer of the Company shall sign the Notes for the Company by manual or facsimile signature. Typographic and other minor errors or defects in any such facsimile signature shall not affect the validity or enforceability of any Note which has been authenticated and delivered by the Trustee.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate and make available for delivery the Notes for original issue in an initial aggregate principal amount of $1,500,000,000 and Additional Notes as contemplated by Section 2.1(c) hereof, upon receipt of a written order of the Company signed by an Officer of the Company (a “Company Order”). The Company Order shall specify the amount of Notes to be authenticated and shall provide that all such Notes will be represented by a Restricted Global Note and the date on which such issue of Notes is to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed the applicable amounts in the foregoing sentence, except as provided in Sections 2.1(c), 2.1(d) and 2.7 hereof.

The Trustee shall act as the initial authenticating agent. Thereafter, the Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as an Agent to deal with the Company or an Affiliate of the Company.

The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.

Section 2.3    Registrar and Paying Agent. The Company shall maintain one or more offices or agencies where Notes may be presented for registration of transfer or for exchange (each, a “Registrar”), one or more offices or agencies where Notes may be presented for payment (each, a “Paying Agent”) and one or more offices or agencies where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will at all times maintain a Paying Agent, Registrar and an office or agency where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served in the Borough of Manhattan in the City of New York.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee of the name and address of any Agent not a party to this Indenture. If the Company fails to maintain a Registrar, Paying Agent or agent for service of notices and demands in any place required by this Indenture, or fail to give the foregoing notice, the Trustee shall act as such. The Company or any Affiliate of the Company may act as Paying Agent (except for the purposes of Section 4.1 and Article 8).

The Company hereby initially designates the Trustee as Paying Agent, Registrar and Notes Custodian, and the office or agency of the Trustee in the Borough of Manhattan, The City of New York (which shall initially be the office located at 101 Barclay Street, New York, NY 10286) as one such office or agency of the Company for each of the aforesaid purposes.

The Company may change the Paying Agents or Registrar in its sole discretion without prior notice to the Holders.

Section 2.4    Paying Agent to Hold Money in Trust. Prior to 11:00 a.m., New York City time, on each due date of the principal of or interest on any Notes, the Company shall deposit with a Paying Agent a sum sufficient to pay such principal or interest, if any, so becoming due. A Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes, and shall notify the Trustee of any default by the Company (or any other obligor on the Notes) in making any such payment. If the Company or an Affiliate of the Company acts as Paying Agent, the Company or such Affiliate shall, before 11:00 a.m., New York City time, on each due date of the principal of or interest on any Notes, segregate the money and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee, and the Trustee may at any time during the continuance of any Default, upon written request to a Paying Agent, require such Paying Agent to pay forthwith to the Trustee all sums so held in trust by such Paying Agent. Upon doing so, the Paying Agent (other than the Company) shall have no further liability for the money. For the avoidance of doubt, in no event shall any Paying Agent (unless the Company or an Affiliate of the Company is acting as Paying Agent) be required to advance funds for any payment on the Notes hereunder or to make any such payment until the Paying Agent has actually received such funds from the Company.

Section 2.5    Noteholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee on or before each interest payment date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

Section 2.6    Transfer and Exchange.

(a)    Subject to compliance with any applicable additional requirements contained in Section 2.12 hereof, when a Note is presented to a Registrar with a request to register a transfer thereof or to exchange such Note for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested; provided, however, that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by an assignment form and, if applicable, a transfer certificate in the form(s) included in Exhibit A and Exhibit C, as applicable, and in form satisfactory to the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing. To permit registration of transfers and exchanges, upon surrender of any Note for registration of transfer or exchange at an office or agency maintained pursuant to Section 2.3 hereof, the Company shall execute and the Trustee shall authenticate Notes of a like aggregate principal amount at the Registrar’s request. Any exchange or transfer shall be without charge, except that the Company or the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto, and provided, that this sentence shall not apply to any exchange pursuant to Section 2.10, 2.12(a), 3.6, 3.11 or 9.5 hereof.

Neither the Company, any Registrar nor the Trustee shall be required to exchange or register a transfer of any Notes or portions thereof in respect of which a Change of Control Purchase Notice or a notice in connection with an Asset Sale Offer has been delivered and not withdrawn by the Holder thereof (except, in the case of the purchase of a Note in part, the portion thereof not to be purchased).

All Notes issued upon any transfer or exchange of Notes shall be valid obligations of the Company, evidencing the same debt and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

(b)    Any Registrar appointed pursuant to Section 2.3 hereof shall provide to the Trustee such information as the Trustee may reasonably require in connection with the delivery by such Registrar of Notes upon transfer or exchange of Notes.

(c)    Each Holder of a Note agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal, state, Canadian federal, provincial or territorial securities law.

Section 2.7    Replacement Notes. If any mutilated Note is surrendered to the Company, a Registrar or the Trustee, or the Company, a Registrar and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and there is delivered to the Company, the applicable Registrar and the Trustee such security or indemnity as will be required by them to save each of them harmless, then, in the absence of notice to the Company, such Registrar or the Trustee that such Note has been acquired by a bona fide purchaser, the Company shall execute, and upon its written request the Trustee shall authenticate and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, or is about to be purchased by the Company pursuant to Article 3, the Company in its discretion may, instead of issuing a new Note, pay or purchase such Note, as the case may be.

Upon the issuance of any new Notes under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Trustee or the Registrar) in connection therewith.

Every new Note issued pursuant to this Section 2.7 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.7 are (to the extent lawful) exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.8    Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee, except for those canceled by it, those delivered to it for cancellation or surrendered for transfer or exchange and those described in this Section 2.8 as not outstanding.

If a Note is replaced pursuant to Section 2.7 hereof, it ceases to be outstanding unless the Company receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If a Paying Agent (other than the Company or an Affiliate of the Company) holds on a Redemption Date, Change of Control Purchase Date or the Final Maturity Date money sufficient to pay the principal of (including premium, if any) and interest on Notes (or portions thereof) payable on that date, then on and after such Redemption Date, Change of Control Purchase Date or the Final Maturity Date, as the case may be, such Notes (or portions thereof, as the case may be) shall cease to be outstanding and interest on them shall cease to accrue.

Subject to the restrictions contained in Section 2.9 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

Section 2.9    Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any notice, direction, waiver or consent, Notes owned by the Company or any other obligor on the Notes or by any Affiliate of the Company or of such other obligor shall be disregarded, except that, for purposes of determining whether the Trustee shall be protected in relying on any such notice, direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is neither the Company nor any other obligor on the Notes or any Affiliate of the Company or of such other obligor.

Section 2.10    Temporary Notes. Until Definitive Notes are ready for delivery, the Company may prepare and execute, and, upon receipt of a Company Order, the Trustee shall authenticate and deliver, temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company with the consent of the Trustee considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate and deliver Definitive Notes in exchange for temporary Notes.

Section 2.11    Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee or its agent any Notes surrendered to them for transfer, exchange, payment or conversion. The Trustee and no one else shall cancel, in accordance with its standard procedures, all Notes surrendered for transfer, exchange, payment, conversion or cancellation and shall deliver the canceled Notes to the Company. All Notes which are purchased or otherwise acquired by the Company or any of its Subsidiaries prior to the Final Maturity Date of such Notes may be delivered to the Trustee for cancellation or resold. The Company may not hold or resell such Notes or issue any new Notes to replace any Notes delivered for cancellation

Section 2.12    Legend; Additional Transfer and Exchange Requirements.

(a)    If Notes are issued upon the transfer, exchange or replacement of Notes subject to restrictions on transfer and bearing the legends set forth on the form of Notes attached hereto as Exhibit A (collectively, the “Legend”), or if a request is made to remove the Legend on a Note, the Notes so issued shall bear the Legend, or the Legend shall not be removed, as the case may be, unless there is delivered to the Company such satisfactory evidence, which shall include an opinion of counsel if requested by the Company, as may be reasonably required by the Company, that neither the Legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144 under the Securities Act or that such Notes are not “restricted” within the meaning of Rule 144 under the Securities Act; provided that no such evidence need be supplied in connection with the sale of such Note pursuant to a registration statement that is effective at the time of such sale. Upon (i) provision of satisfactory evidence if requested, or (ii) notification by the Company to the Trustee and Registrar of the sale of such Note pursuant to a registration statement that is effective at the time of such sale, the Trustee, at the written direction of the Company, shall authenticate and deliver a Note that does not bear the Legend. If the Legend is removed from the face of a Note and the Note is subsequently held by an Affiliate of the Company, the Legend shall be reinstated.

(b)    A Global Note may not be transferred, in whole or in part, to any Person other than the Depositary or a nominee or any successor thereof, and no such transfer to any such other Person may be registered; provided that the foregoing shall not prohibit any transfer of a Note that is issued in exchange for a Global Note but is not itself a Global Note; provided further that in no event shall a beneficial interest in a Regulation S Global Note be transferred to a U.S. Person prior to the receipt by the Registrar of any certificates required pursuant to Regulation S, as determined by the Company. No transfer of a Note to any Person shall be effective under this Indenture or the Notes unless and until such Note has been registered in the name of such Person. Notwithstanding any other provisions of this Indenture or the Notes, transfers of a Global Note, in whole or in part, shall be made only in accordance with this Section 2.12.

(c)    Subject to the succeeding paragraph, every Note shall be subject to the restrictions on transfer provided in the Legend. Whenever any Restricted Note is presented or surrendered for registration of transfer or for exchange for a Note registered in a name other than that of the Holder, such Note must be accompanied by a certificate in substantially the form set forth in Exhibit A dated the date of such surrender and signed by the Holder of such Note, as to compliance with such restrictions on transfer. The Registrar shall not be required to accept for such registration of transfer or exchange any Note not so accompanied by a properly completed certificate.

(d)    The restrictions imposed by the Legend upon the transferability of any Note shall cease and terminate when such Note has been sold pursuant to an effective registration statement under the Securities Act or transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) or, if earlier, upon the expiration of the holding period applicable to sales thereof under Rule 144(d)(1)(ii) under the Securities Act (or any successor provision). Any Note as to which such restrictions on transfer shall have expired in accordance with their terms or shall have terminated may, upon a surrender of such Note for exchange to the Registrar in accordance with the provisions of this Section 2.12 (accompanied, in the event that such restrictions on transfer have terminated by reason of a transfer in compliance with Rule 144 or any successor provision, by, if requested by the Company or the Registrar, an opinion of counsel reasonably acceptable to the Company and addressed to the Company to the effect that the transfer of such Note has been made in compliance with Rule 144 or such successor provision), be exchanged for a new Note, of like tenor, series and aggregate principal amount, which shall not bear the restrictive Legend. The Company shall inform the Trustee of the effective date of any registration statement registering any Notes under the Securities Act. The Trustee shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the aforementioned opinion of counsel or registration statement.

(e)    As used in this Section 2.12, the term “transfer” encompasses any sale, pledge, transfer, hypothecation or other disposition of any Note.

(f)    The provisions of clauses (iii), (iv) and (v) below shall apply only to Global Notes:

(i)    Notwithstanding any other provisions of this Indenture or the Notes, a Global Note shall not be exchanged in whole or in part for a Note registered in the name of any Person other than the Depositary or one or more nominees thereof, provided that a Global Note may be exchanged for Notes registered in the names of any person designated by the Depositary in the event that (A) the Depositary has notified the obligors that it is unwilling or unable to continue as Depositary for such Global Note and the Company fails to appoint a successor Depositary or (B) an Event of Default has occurred and is continuing with respect to the Notes. Any Global Note exchanged pursuant to clause (A) above shall be so exchanged in whole and not in part, and any Global Note exchanged pursuant to clause (B) above may be exchanged in whole or from time to time in part as directed by the applicable Depositary. Any Note issued in exchange for a Global Note or any portion thereof shall be a Global Note; provided that any such Note so issued that is registered in the name of a Person other than the applicable Depositary or a nominee thereof shall not be a Global Note.

(ii)    Notes issued in exchange for a Global Note or any portion thereof shall be issued in definitive, fully registered form, without interest coupons, shall have an aggregate principal amount equal to that of such Global Note or portion thereof to be so exchanged, shall be registered in such names and shall be in such authorized denominations as the Depositary shall designate and shall bear the applicable legends provided for herein. Any Global Note to be exchanged in whole shall be surrendered by the Depositary to the Trustee, as Registrar. With regard to any Global Note to be exchanged in part, either such Global Note shall be so surrendered for exchange or, if the Trustee is acting as custodian for the Depositary or its nominee with respect to such Global Note, the principal amount thereof shall be reduced, by an amount equal to the portion thereof to be so exchanged, by means of an appropriate adjustment made on the records of the Trustee. Upon any such surrender or adjustment, the Trustee shall authenticate and deliver Notes issuable on such exchange to or upon the order of the Depositary or an authorized representative thereof.

(iii)    Subject to the provisions of clause (v) below, the registered Holder may grant proxies and otherwise authorize any Person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(iv)    In the event of the occurrence of any of the events specified in clause (i) above, the obligors will promptly make available to the Trustee a reasonable supply of applicable Definitive Notes in definitive, fully registered form, without interest coupons.

(v)    Neither Agent Members nor any other Persons on whose behalf Agent Members may act shall have any rights under this Indenture with respect to any Global Note registered in the name of the Depositary or any nominee thereof, or under any such Global Note, and the Depositary or such nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or impair, as between the Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a holder of any Note.

(vi)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so as and when expressly required by, the terms or this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(g)    Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the equivalent procedures of Clearstream shall be applicable to transfers of beneficial interests in Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.13    CUSIP, Common Code and ISIN Numbers. The Company in issuing the Notes may use one or more “CUSIP” and “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such purchase shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” and “ISIN” numbers applicable to the Notes.

ARTICLE 3

REDEMPTION AND PURCHASES

Section 3.1    Right to Redeem. The Company, at its option, may redeem the Notes in accordance with the provisions of Section 3.7 and 3.8(g) hereof.

If the Company elects to redeem the Notes, it shall notify the Trustee at least 45 days prior to the Redemption Date (unless a shorter notice period shall be satisfactory to the Trustee) of the Redemption Date, the aggregate principal amount of the Notes to be redeemed and the Section of this Indenture pursuant to which such Notes are being redeemed.

Section 3.2    Selection of Notes to Be Redeemed. The Company will give not less than 30 days’ nor more than 60 days’ notice of any redemption. If the Company elects to redeem less than all of the outstanding Notes, the Notes will be selected for redemption as follows:

(i)    in accordance with the procedures of The Depository Trust Company and in compliance with the requirements of the applicable stock exchange to the extent the Notes are held in the form of Global Notes; or

(ii)    on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate to the extent the Notes are held in the form of Definitive Notes.

In the event of a partial redemption by lot, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date from the outstanding Notes not previously called for redemption.

The Notes and portions of the Notes selected for redemption will be in amounts of $2,000 or whole multiples of $1,000 except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.3    Notice of Redemption. At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail, or shall cause to be mailed, a notice of redemption by first-class mail, postage prepaid, (or otherwise transmit in accordance with applicable procedures of DTC) to the Trustee and to each Holder of Notes to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

•	the aggregate principal amount of the Notes to be redeemed;

•	the Redemption Date (which shall be a Business Day);

•	the redemption price;

•	the name and address of the Paying Agent;

•	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

•	if fewer than all the outstanding Notes are to be redeemed, the certificate numbers, if any, and principal amounts of the particular Notes to be redeemed;

•	that, unless the Company defaults in the deposit of the redemption price, interest on Notes called for redemption will cease to accrue on and after the Redemption Date;

•	the Section of this Indenture pursuant to which the Notes are being redeemed;

•	the CUSIP numbers of the Notes; and

•	any conditions precedent to such redemption.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense, provided that the Company makes such request at least three Business Days prior to the date by which such notice of redemption must be given to Holders in accordance with this Section 3.3. Concurrently with the giving of any such notice of redemption, the Company shall issue a press release announcing such redemption, the form and content of which shall be determined by the Company. Redemption notices may be given more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes pursuant to Sections 8.3 or 8.4 or a satisfaction and discharge of this Indenture with respect to the Notes pursuant to Section 8.1. If a redemption is subject to satisfaction of one or more conditions precedent, the applicable redemption notice shall describe such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, without the requirement of an additional notice period to the Holders, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. The Trustee shall have no responsibility for calculating the Redemption Price.

Section 3.4    Effect of Notice of Redemption. Once notice of redemption is given and any conditions set forth therein have been satisfied, Notes called for redemption become due and payable on the Redemption Date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice.

On and after the Redemption Date, unless the Company defaults in the deposit of the redemption price and subject to satisfaction of any conditions precedent, interest will cease to accrue on the Notes or any portion of the Notes called for redemption, and all other rights of the Holder will terminate other than the right to receive the redemption price, without interest from the Redemption Date, on surrender of the Notes.

Section 3.5    Deposit of Redemption Price. Prior to 11:00 a.m. (New York City time) on the Redemption Date, the Company shall deposit with the Paying Agent (or the Trustee) money sufficient to pay the redemption price (as calculated by the Company) on all Notes to be redeemed on that date.

Section 3.6    Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder, without service charge, a new Note in an authorized denomination equal in principal amount to, and in exchange for, the unredeemed portion of the Note surrendered.

Section 3.7    Optional Redemption.

(a)    At any time prior to December 15, 2020, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes (including Notes issued after the Issue Date, if any) issued under this Indenture at a redemption price of 109.000% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)    at least 60% of the aggregate principal amount of the Notes (including Notes issued after the Issue Date, if any) issued under this Indenture remains outstanding immediately after the occurrence of such redemption (excluding the Notes held by the Company and its Subsidiaries); and

(2)    the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b)    On or after December 15, 2021, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2021	104.500%
2022	102.250%
2023 and thereafter	100.000%

(c)    In addition, at any time prior to December 15, 2021, the Company may redeem the Notes, in whole or in part, at a redemption price equal to the principal amount of the Notes redeemed plus the Applicable Premium plus accrued and unpaid interest to, but not including, the date of redemption. The Company shall calculate the redemption price, including any Applicable Premium.

(d)    In connection with any optional redemption of the Notes, any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent. If a redemption is subject to satisfaction of one or more conditions precedent, the applicable redemption notice shall describe such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, without the requirement of an additional notice period to the Holders, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

(e)    If the Company or any Note Guarantor becomes obligated to pay, on the next date on which any amount will be payable with respect to the Notes, any Additional Amounts as a result of (i) any amendment to, or change in, the laws or regulations of a Relevant Taxing Jurisdiction (as defined in Section 4.21 herein), which amendment or change is publicly announced and becomes effective after December 4, 2017 (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after December 4, 2017, after such later date) or (ii) any amendment to, or change in, an official written interpretation or application of such laws or regulations (including by virtue of a holding by a court of competent jurisdiction) which amendment or change is publicly announced and becomes effective after December 4, 2017 (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after December 4, 2017, after such later date) (each of the foregoing clauses (i) and (ii), a “Change in Tax Law”) and the Company or the applicable Note Guarantor cannot avoid any such payment obligation by taking reasonable measures available to it (including making payment through a paying agent located in another jurisdiction, but not including the substitution of an obligor if the Company would be required to pay Additional Amounts), the Company may, at its option, redeem the Notes then outstanding, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided, however, that if such right to redeem is triggered by the obligation of a Note Guarantor to pay Additional Amounts, such right to redeem will apply only if the payment giving rise to such obligation cannot be made by the Company or another Note Guarantor without the obligation to pay Additional Amounts. Notice of the Company’s intent to redeem the Notes shall not be given until the Company delivers to the Trustee an opinion of independent tax counsel to the effect that there has been such Change in Tax Law which would entitle the Company to redeem the Notes hereunder and an Officers’ Certificate to the effect that the Company or the applicable Note Guarantor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The foregoing provisions shall apply mutatis mutandis to any successor Person to the Company or the applicable Note Guarantor, after such successor Person becomes a party to this Indenture, with respect to a Change in Tax Law that is publicly announced and becomes effective after such successor Person becomes a party to this Indenture.

(f)    Any redemption pursuant to this Section 3.7 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

(g)    In connection with any redemption under this Section 3.7, the Company shall deliver to the Trustee an Officers’ Certificate and Opinion of Counsel to the effect that all conditions precedent in this Indenture to the Redemption have been complied with.

Section 3.8    Purchase of Notes at Option of the Holder Upon Change of Control.

(a)    If at any time that Notes remain outstanding there shall occur a Change of Control, the Notes shall be purchased by the Company at the option of the Holders, as of the Change of Control Purchase Date, at a purchase price equal to 101% of the principal amount of the Notes, together with accrued and unpaid interest, including interest on any unpaid overdue interest, if any, to, but excluding, the Change of Control Purchase Date (the “Change of Control Purchase Price”), subject to satisfaction by or on behalf of any Holder of the requirements set forth in subsection (c) of this Section 3.8.

(b)    Within 30 days after the occurrence of a Change of Control with respect to Notes, the Company shall transmit a written notice (“Company Notice”) of the Change of Control to the Trustee and to each Holder of Notes (and to beneficial owners as required by applicable law) pursuant to which the Company shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at the Change of Control Purchase Price. The notice shall include the form of a Change of Control Purchase Notice to be completed by the Holder, shall describe the transaction or transactions that constitute the Change of Control and shall state:

(i)    that the Change of Control Offer is being made pursuant to this Section 3.8 and that all Notes tendered will be accepted for payment;

(ii)    the date by which the Change of Control Purchase Notice pursuant to this Section 3.8 must be given;

(iii)    the purchase date, which date shall be no earlier than 30 days and no later than 60 days after the date the Company Notice is mailed (the “Change of Control Purchase Date”);

(iv)    the Change of Control Purchase Price;

(v)    the Holder’s right to require the Company to purchase the Notes;

(vi)    the name and address of the Paying Agent;

(vii)    that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date;

(viii)    the procedures that the Holder must follow to exercise rights under this Section 3.8; and

(ix)    the procedures for withdrawing a Change of Control Purchase Notice, including a form of notice of withdrawal.

If any of the Notes is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the repurchase of Global Notes.

(c)    A Holder may exercise its rights specified in subsection (a) of this Section 3.8 upon delivery of a written notice (which shall be in substantially the form included in Exhibit A hereto, as applicable, and which may be delivered by letter, overnight courier, hand delivery, facsimile transmission or in any other written form and, in the case of Global Notes, may be delivered electronically or by other means in accordance with the Depositary’s customary procedures) of the exercise of such rights (a “Change of Control Purchase Notice”) to any Paying Agent at any time prior to the close of business on the Business Day next preceding the Change of Control Purchase Date.

The delivery of such Note to any Paying Agent (together with all necessary endorsements) at the office of such Paying Agent shall be a condition to the receipt by the Holder of the Change of Control Purchase Price therefor.

The Company shall purchase from the Holder thereof, pursuant to this Section 3.8, a portion of a Note if the principal amount of such portion is $2,000 or an integral multiple of $1,000 in excess thereof. Provisions of this Indenture that apply to the purchase of all of a Note pursuant to Sections 3.8 through 3.13 also apply to the purchase of such portion of such Note.

Notwithstanding anything herein to the contrary, any Holder delivering to a Paying Agent the Change of Control Purchase Notice contemplated by this subsection (c) shall have the right to withdraw such Change of Control Purchase Notice in whole or in a portion thereof that is a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof at any time prior to the close of business on the Business Day next preceding the Change of Control Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.9 hereof.

A Paying Agent shall promptly notify the Company of the receipt by it of any Change of Control Purchase Notice or written withdrawal thereof.

Anything herein to the contrary notwithstanding, in the case of Global Notes, any Change of Control Purchase Notice may be delivered or withdrawn and such Notes may be surrendered or delivered for purchase in accordance with the Applicable Procedures as in effect from time to time.

(d)    The Company will not be required to make a Change of Control Offer upon a Change of Control with respect to the Notes if (1) a third party makes the Change of Control Offer with respect to the Notes in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company set forth in subsection (b) of this Section 3.8 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption with respect to the Notes has been given pursuant to Section 3.1 or 3.7 hereof, unless and until there is a default in payment of the applicable redemption price, or (3) after giving effect to such Change of Control, (i) no Default or Event of Default has occurred and is continuing, (ii) the Change of Control transaction has been approved by the Board of Directors of the Company, and (iii) the Notes have received an Investment Grade Rating. In addition, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Change of Control Offer.

(e)    The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(f)    The provisions under this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control (including any required notice period) may be waived or modified with respect to the Notes with the written consent of the Holders of a majority in principal amount of the Notes, including after the entry into an agreement that would result in the need to make a Change of Control Offer.

(g)    In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company purchases all of the Notes validly tendered and not withdrawn by such Holders, within 60 days of such purchase, the Company will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, to redeem all of the Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest on the Notes to, but excluding, the date of redemption. Any redemption pursuant to this Section 3.8(g) shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

Section 3.9    Effect of Change of Control Purchase Notice. Upon receipt by any Paying Agent of the Change of Control Purchase Notice specified in Section 3.8(c) hereof, the Holder of the Note in respect of which such change of Control Purchase Notice was given shall (unless such Change of Control Purchase Notice is withdrawn as specified below) thereafter be entitled to receive the Change of Control Purchase Price with respect to such Note. Such Change of Control Purchase Price shall be paid to such Holder promptly following the later of (a) the Change of Control Purchase Date with respect to such Note (provided the conditions in Section 3.8(c) hereof have been satisfied) and (b) the time of delivery of such Note to a Paying Agent by the Holder thereof in the manner required by Section 3.8(c) hereof.

A Change of Control Purchase Notice may be withdrawn by means of a written notice (which may be delivered by mail, overnight courier, hand delivery, facsimile transmission or in any other written form and, in the case of Global Notes, may be delivered electronically or by other means in accordance with the Depositary’s customary procedures) of withdrawal delivered by the Holder to a Paying Agent at any time prior to the close of business on the Business Day immediately preceding the Change of Control Purchase Date, specifying the principal amount of the Note or portion thereof (which must be a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) with respect to which such notice of withdrawal is being submitted.

Section 3.10    Deposit of Change of Control Purchase Price. On or before 11:00 a.m., New York City time on the Change of Control Purchase Date, the Company shall deposit with the Trustee or with a Paying Agent (other than the Company or an Affiliate of the Company) an amount of money (in immediately available funds if deposited on such Change of Control Purchase Date) sufficient to pay the aggregate Change of Control Purchase

Price of all the Notes or portions thereof that are to be purchased as of such Change of Control Purchase Date. The manner in which the deposit required by this Section 3.10 is made by the Company shall be at the option of the Company, provided that such deposit shall be made in a manner such that the Trustee or a Paying Agent shall have immediately available funds on the Change of Control Purchase Date.

If a Paying Agent holds, in accordance with the terms hereof, money sufficient to pay the Change of Control Purchase Price of any Note for which a Change of Control Purchase Notice has been tendered and not withdrawn in accordance with this Indenture then, on the Change of Control Purchase Date, interest will cease to accrue on such Notes or any portion of such Notes as to which a Change of Control Purchase Notice has been tendered and not withdrawn in accordance with this Indenture and all other rights of the Holder of such Notes will terminate other than the right to receive the Change of Control Purchase Price, without interest from the Change of Control Purchase Date, on surrender of such Notes.

Section 3.11    Notes Purchased in Part. Any Note that is to be purchased only in part shall be surrendered at the office of a Paying Agent, and promptly after the Change of Control Purchase Date the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of such authorized denomination or denominations as may be requested by such Holder, in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.

Section 3.12    Compliance with Securities Laws upon Purchase of Notes. In connection with any offer to purchase or purchase of Notes under Section 3.8 hereof, the Company shall (a) comply with Rule 14e-1 (or any successor to such Rule), if applicable, under the Exchange Act, and (b) otherwise comply with all United States federal and state securities laws and Canadian federal, provincial and territorial securities laws in connection with such offer to purchase or purchase of Notes, all so as to permit the rights of the Holders and obligations of the Company under Sections 3.8 through 3.11 hereof to be exercised in the time and in the manner specified therein. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Article 3, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Article 3 by virtue of such conflict.

Section 3.13    Repayment to the Company. To the extent that the aggregate amount of cash deposited by the Company pursuant to Section 3.10 with respect to any Notes hereof exceeds the aggregate Change of Control Purchase Price (including interest thereon) of the Notes or portions thereof that the Company is obligated to purchase, then promptly after the Change of Control Purchase Date, and upon request, the Trustee or a Paying Agent, as the case may be, shall return any such excess cash to the Company.

Section 3.14    Offer to Purchase by Application of Excess Proceeds. In the event that, pursuant to Section 4.14 hereof, the Company is required to commence an offer to all Holders to purchase Notes (“Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders of Notes and all holders of other pari passu Indebtedness containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall apply a portion of the Excess Proceeds as calculated pursuant to Section 4.14 hereof (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all of such Notes and other pari passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first-class mail, a notice to the Trustee and each of the applicable Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1)    that the Asset Sale Offer is being made pursuant to this Section 3.14 and Section 4.14 hereof and the length of time the Asset Sale Offer will remain open;

(2)    the Offer Amount, the purchase price and the Purchase Date;

(3)    that with respect to any Notes, any Note not tendered or accepted for payment will continue to accrue interest;

(4)    that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5)    that, with respect to any of Notes, Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have such Notes purchased in a principal amount of $2,000 (or in integral multiples of $1,000 in excess thereof) only;

(6)    that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7)    that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)    that, if the aggregate principal amount of any Notes and other pari passu Indebtedness surrendered in connection with the Asset Sale Offer exceeds the Offer Amount, the Company shall select Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only such Notes in denominations of $2,000 (or integral multiples of $1,000 in excess thereof), will be purchased); and

(9)    that Holders of any Notes whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of such Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of the applicable Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all such Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.14. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.14, any purchase pursuant to this Section 3.14 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

ARTICLE 4

COVENANTS

Section 4.1    Payment of Notes. The Company shall promptly make all payments in respect of the Notes on the dates and in the manner provided in the Notes and this Indenture. An installment of principal or interest shall be considered paid on the date it is due if the Paying Agent (other than the Company) holds by 11:00 a.m., New York City time, on that date money, deposited by the Company or an Affiliate thereof, sufficient to pay the installment. Except in the case of a redemption, a Change of Control Offer or an Asset Sale Offer, accrued and unpaid interest on any Note that is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name that Note is registered at the close of business on the record date for such interest at the office or agency of the Company maintained for such purpose. The Company shall (in immediately available funds), to the fullest extent permitted by law, pay interest on overdue principal (including premium, if any) and overdue installments of interest from the original due date to the date paid, at the rate applicable to the Note, which interest shall be payable on demand.

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Holder of the Global Note. The Company will make all payments of principal, interest and premium, if any, with respect to Definitive Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Definitive Notes, in the case of a Holder holding an aggregate principal amount of Notes of $1,000,000 or more, or, if no such account is specified or in the case of a Holder holding an aggregate principal amount of Notes of less than $1,000,000, by mailing a check to each such Holder’s registered address. All payments shall be made in immediately available funds in U.S. dollars. Payments to any Holder holding an aggregate principal amount of Notes in excess of $1,000,000 shall be made by wire transfer in immediately available funds to an account maintained by such Holder in the United States, if such Holder has provided wire transfer instructions to the Company at least 10 Business Days prior to the payment date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder.

Section 4.2    Maintenance of Office or Agency.

(a)    The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co registrar) where Notes may be surrendered for payment, registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b)    The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)    The Company hereby designates the offices of the Trustee set forth in Section 2.3 hereof as one such office or agency of the Company.

Section 4.3    Reports.

(a)    Whether or not required by the SEC’s rules and regulations, so long as any Notes are outstanding, the Company shall furnish (to the extent not publicly available on the SEC’s EDGAR system) to the Trustee and the Holders of Notes and post on the Company’s website (in a format that is accessible to Holders of Notes as well as prospective Holders of Notes), within the time periods specified in the SEC’s rules and regulations:

(i)    all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(ii)    all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports (other than consolidating financial information required by Rule 3-10 or 3-16 of Regulation S-X or any comparable provision so long as the Company complies with Section 4.3(d)). Each annual report on Form 10-K shall include a report on the Company’s consolidated financial statements by the Company’s independent registered public accountants. In addition, the Company shall file a copy of each of the reports referred to in clauses (i) and (ii) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing or the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason) and make such information available to securities analysts and prospective investors upon request.

(b)    If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, and regardless of whether it continues to file reports with the SEC, the Company shall nevertheless continue making the reports specified in Section 4.3(a) hereof available to the Holders of the Notes, prospective investors and securities analysts by posting such information on its website. While the Company remains subject to the periodic reporting requirements of the Exchange Act, the Company agrees that it shall not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company shall post the reports referred to in Section 4.3(a) hereof on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

(c)    The Company further agrees that, for so long as any Notes remain outstanding, at any time it is not required to file the reports required by Section 4.3(a) or (b) hereof with the SEC, it shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d)    The quarterly and annual financial information required by Sections 4.3(a) and (b) hereof shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes of the financial statements or in Management’s Discussion and Analysis of Financial Condition and Results of Operations that discloses the total assets, liabilities, revenues and income from operations of Subsidiaries of the Company that do not Guarantee the Notes. The Trustee shall not be responsible for determining whether this clause 4.3(d) has been satisfied, nor shall it have any liability in connection therewith.

(e)    Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(f)    Notwithstanding anything herein to the contrary, in the event that the Company fails to comply with its obligation to file or provide such information, documents and reports as required by this Section 4.3, the Company will be deemed to have cured such Default with respect to the Notes for purposes of Section 6.1(d) upon the filing or provision of all such information, documents and reports required hereunder prior to the expiration of 90 days after written notice to the Company of such failure from the Trustee or the Holders of at least 25% of the principal amount of the Notes.

Section 4.4    Compliance Certificates. The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year of the Company (beginning with the fiscal year ending December 31, 2017), an Officers’ Certificate as to the signer’s knowledge of the Company’s compliance with all conditions and covenants on their part contained in this Indenture and stating whether or not the signer knows of any Default or Event of Default. If such signer knows of such a Default or Event of Default, the Officers’ Certificate shall describe the Default or Event of Default and the efforts to remedy the same. For the purposes of this Section 4.4, compliance shall be determined without regard to any grace period or requirement of notice provided pursuant to the terms of this Indenture.

Section 4.5    Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

Section 4.6    Maintenance of Corporate Existence. Subject to Article 5 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each Restricted Subsidiary; provided, however, that the Company shall not be required to preserve the corporate existence of any Restricted Subsidiary if (a) the Board of Directors or management of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes, (b) if a Subsidiary is to be dissolved or merged or consolidated in compliance with this Indenture or (c) such Subsidiary has no assets.

Section 4.7    Changes in Covenants When Notes Rated Investment Grade. In the event of the occurrence of a Fall Away Event with respect to the Notes (and notwithstanding the failure of the Company subsequently to maintain an Investment Grade Rating with respect to such Notes), the provisions of Sections 4.8, 4.9, 4.12, 4.13 and 4.14 hereof and clause (iv) of Section 5.1(a) hereof will no longer be applicable to the Notes.

Section 4.8    Restricted Payments.

(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)    declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(ii)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(iii)    purchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or any Note Guarantor that is subordinated in right of payment to the Notes or a Note Guarantee, except (i) from the Company or a Restricted Subsidiary of the Company or (ii) the purchase, redemption, defeasance or other acquisition or retirement of any such Indebtedness made in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, redemption, defeasance or other acquisition or retirement; or

(iv)    make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)    no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)    the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.9(a) hereof; and

(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after January 30, 2015 (excluding Restricted Payments permitted by clauses (ii) through (ix), (xi), (xii) and (xiii) of Section 4.8(b)), is less than the sum, without duplication, of:

(A)    50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 2014 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B)    100% of the aggregate net cash proceeds (or fair market value of assets) received by the Company since January 30, 2015 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(C)    to the extent that any Restricted Investment that was made after January 30, 2015 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) or (ii) the initial amount of such Restricted Investment, plus

(D)    to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after January 30, 2015, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus

(E)    $3.7 billion.

(b)    The preceding provisions shall not prohibit:

(i)    the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture (it being understood that the amount of any such dividend shall be included in the aggregate amount of Restricted Payments determined in Section 4.8(a)(3) only once and not as separate Restricted Payments made at both declaration and payment);

(ii)    any Restricted Payment made in exchange for, or in an amount equal to the net cash proceeds of, the substantially concurrent sale (other than to the Company or a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided, that an amount equal to such Restricted Payment will be excluded from clause (3)(B) of Section 4.8(a) hereof;

(iii)    the defeasance, redemption, repurchase or other acquisition or retirement of subordinated Indebtedness of the Company or any Note Guarantor with the net cash proceeds from, or in exchange for, an incurrence of Permitted Refinancing Indebtedness;

(iv)    the payment of any dividend or any other payment or distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests or any class on a pro rata basis to the holders of such class;

(v)    so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary of the Company held by any present or former employee, director, officer or consultant of, or service provider to, the Company or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company in connection with any such repurchase, retirement or other acquisition), or any stock subscription or shareholder agreement; provided that the aggregate amount of Restricted Payments made under this clause (v) shall not exceed in any calendar year $25.0 million (with unused amounts for any year being carried over to the next succeeding year, but not to any subsequent year, with the permitted amount for each year being used prior to any amount carried over from the previous year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(i)    the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(ii)    the amount of any Restricted Payments previously made with the cash proceeds described in subclause (i) of this clause (v);

(vi)    payments to holders of Equity Interests (or to the holders of Indebtedness that is convertible into or exchangeable for Equity Interests upon such conversion or exchange) in lieu of the issuance of fractional shares;

(vii)    repurchases of Equity Interests deemed to occur in connection with the exercise or vesting of stock options or similar instruments to the extent necessary to pay withholding or similar taxes related to such exercise or vesting of stock options or similar instruments;

(viii)    [reserved];

(ix)    repurchases or retirement for value of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(x)    the repurchase, redemption or other acquisition or retirement for value of any subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described under Section 3.8 and Section 4.14; provided that, prior thereto, all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(xi)    so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or its Restricted Subsidiaries issued in accordance with Section 4.9;

(xii)    so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments; provided, however, that if the Total Leverage Ratio as of the date of any Restricted Payment to be made pursuant to this clause (xii) is greater than or equal to 3.50 to 1.0, such Restricted Payment shall be permitted to be made pursuant to this clause (xii) only if the amount of such Restricted Payment, when taken together with the amount of all other Restricted Payments previously made pursuant to this clause (xii) when the Total Leverage Ratio was greater than or equal to 3.50 to 1.0, does not exceed $500.0 million in the aggregate; and

(xiii)    the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries.

(c)    The amount of all Restricted Payments (other than cash) shall be the Fair Market Value (determined, for purposes of this covenant, by the Company or, in the case of any asset(s) valued in excess of $750.0 million, by the Board of Directors of the Company) on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 4.8, in the event that a Restricted Payment meets the criteria of more than one of the categories described in clauses (i) through (xiii) of clause (b) of this Section 4.8, including Section 4.8(a) or the definition of “Permitted Investment,” the Company will be permitted to classify such Restricted Payment and later reclassify all or a portion of such Restricted Payment in any manner that complies with this covenant. In addition, a Restricted Payment need not be permitted solely by reference to one provision permitting such Restricted Payment but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Restricted Payment.

Section 4.9    Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur”), with respect to any Indebtedness (including Acquired Debt), and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that the Company or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Restricted Subsidiary may issue preferred stock if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)    Subsection (a) of this Section 4.9 shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)    the incurrence by the Company and its Restricted Subsidiaries of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (i) not to exceed $2,500.0 million;

(ii)    the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness including the Existing Secured Notes;

(iii)    the incurrence by the Company and the Note Guarantors of Indebtedness represented by the Initial Notes (including the Note Guarantees and any future Note Guarantees);

(iv)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, in an aggregate amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (iv), not to exceed the greater of (x) $275.0 million and (y) 1.0% of Consolidated Total Assets at any time outstanding;

(v)    mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or any Restricted Subsidiary of the Company, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (v), not to exceed the greater of (x) $675.0 million and (y) 2.5% of Consolidated Total Assets at any time outstanding;

(vi)    the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.9(a) hereof or clauses (ii), (iii), (xii) or (xiv) of this Section 4.9(b) or this clause (vi) or, solely to the extent of the excess (if any) of the amount of Indebtedness incurred and outstanding under clause (xx) of this Section 4.9(b) prior to the applicable refinancing over the maximum aggregate amount permitted to be incurred and outstanding under clause (xx) of this Section 4.9(b) at the time of such refinancing, clause (xx) of this Section 4.9(b);

(vii)    the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A)    if a Note Guarantor is the obligor on such Indebtedness and the obligee is not the Company or another Note Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes; and

(B)    (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that is not permitted by this clause (vii);

(viii)    (i) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred and not for speculative purposes and (ii) the incurrence by a Securitization Special Purpose Entity of Indebtedness in a Qualified Securitization Transaction that is without recourse to the Company or to any other Restricted Subsidiary of the Company or their assets (other than Standard Securitization Undertakings);

(ix)    the Guarantee by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or any Restricted Subsidiary that was permitted to be incurred under this Section 4.9 (other than the Note Guarantees); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or any Note Guarantee, then the Guarantee shall be subordinated to the same extent as the Indebtedness guaranteed (without regard to security interest);

(x)    the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(xi)    obligations in respect of performance and surety bonds and completion guarantees or similar obligations provided by the Company or any Restricted Subsidiary of the Company in each case in the normal course of business (whether or not consistent with past practice);

(xii)    the incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt; provided, however, that on the date of acquisition and after giving effect thereto on a pro forma basis, the Fixed Charge Coverage Ratio of the Company (A) would be at least 2.0 to 1.0 or (B) would be equal to or greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition;

(xiii)    the incurrence by any Foreign Subsidiary of Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xiii), not to exceed the greater of (x) $675.0 million or (y) 2.5% of Consolidated Total Assets;

(xiv)    Indebtedness of the Company or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Company or any Restricted Subsidiary of the Company of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided, however, on the date of such incurrence and after giving effect thereto on a pro forma basis, the Fixed Charge Coverage Ratio of the Company (A) would be at least 2.0 to 1.0 or (B) would be equal to or greater than such Fixed Charge Coverage Ratio immediately prior to such incurrence;

(xv)    Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, death, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(xvi)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of notice of its incurrence;

(xvii)    Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(xviii)    Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay or similar obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(xix)    the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xix), not to exceed the greater of (x) $675.0 million and (y) 2.5% of Consolidated Total Assets; and

(xx)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness secured by a Lien under Credit Facilities in an aggregate principal amount such that, on a pro forma basis (including a pro forma application of the proceeds therefrom), the Secured Leverage Ratio would not exceed 3.50 to 1.00.

(c)    The Company shall not, and shall not permit any Note Guarantor to, incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or the Note Guarantors unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness of the Company or the Note Guarantors shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Note Guarantor solely by virtue of being unsecured or having a junior lien priority.

(d)    For purposes of determining compliance with this Section 4.9, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xx) of Section 4.9(b) hereof, or is entitled to be incurred pursuant to subsection (a) of this Section 4.9, the Company shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify from time to time all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.9.

Indebtedness permitted by this Section 4.9 need not be permitted solely by reference to one clause permitting such Indebtedness but may be permitted in part by one such clause and in part by one or more other clauses of this Section 4.9 permitting such Indebtedness. Indebtedness under Credit Facilities outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (xx) of Section 4.9(b) hereof.

(e)    In addition, for purposes of determining compliance with this Section 4.9, the Company or the applicable Restricted Subsidiary may, pursuant to an Officers’ Certificate delivered to the Trustee, elect to treat all or any portion of the commitment under any Indebtedness (including with respect to any revolving loan commitment) as being incurred at the time of such commitment, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed to be an incurrence at such subsequent time.

Section 4.10    [Reserved].

Section 4.11    Liens.

(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness of any kind on any asset now owned or hereafter acquired, except Permitted Liens, unless contemporaneously therewith:

(i)    in the case of any Lien securing Indebtedness that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, equally and ratably with or prior to such obligation with a Lien on the same assets of the Company or such Restricted Subsidiary, as the case may be; and

(ii)    in the case of any Lien securing Indebtedness that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same assets of the Company or such Restricted Subsidiary, as the case may be, that is prior to the Lien securing such subordinated obligation.

Any Lien created for the benefit of Holders pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged, without any action on the part of the Holders, upon the release and discharge of each Lien described in clauses (i) and (ii) in this Section 4.11.

Section 4.12    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(i)    pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(ii)    make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii)    transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)    The restrictions set forth in Section 4.12(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(i)    agreements, including agreements governing Existing Indebtedness as in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;

(ii)    this Indenture, the Notes and the Note Guarantees;

(iii)    any encumbrance or restriction pursuant to Credit Facilities incurred under clause (i) or (xx) of Section 4.9(b) hereof;

(iv)    applicable law, rule, regulation or order, approval, license, permit or similar restriction, including under contracts with foreign governments or agencies thereof entered into in the ordinary course of business;

(v)    any instrument governing Indebtedness, Capital Stock or assets of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred, or such Capital Stock was issued, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the acquisition, provided that, in the case of Indebtedness, such Indebtedness was permitted to be incurred under Section 4.9 hereof;

(vi)    customary non-assignment provisions in leases, contracts and licenses entered into in the ordinary course of business;

(vii)    purchase money obligations for property that impose restrictions on that property of the nature described in clause (iii) of Section 4.12(a) hereof;

(viii)    any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions, transfers, loans or advances by that Restricted Subsidiary pending its sale or other disposition;

(ix)    Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the Company, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(x)    Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi)    customary provisions in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of the Company or otherwise in the ordinary course of business;

(xii)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xiii)    restrictions in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis;

(xiv)    contractual requirements of a Securitization Special Purpose Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Special Purpose Entity; and

(xv)    any agreement or instrument governing Indebtedness or preferred stock permitted to be incurred subsequent to the Issue Date pursuant to Section 4.9 hereof which encumbrances or restrictions (x) are not, in the good faith judgment of the Company, materially more restrictive, taken as a whole, than those contained in this Indenture or (y) will not, in the good faith judgment of the Company, affect the ability of the Company to make anticipated payments of principal, interest or premium on the Notes.

Section 4.13    Transactions with Affiliates.

(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $100.0 million, unless:

(i)    the Affiliate Transaction is on terms that are no less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, as determined by the Company in good faith; and

(ii)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $750.0 million, such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company.

(b)    The following items shall be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.13(a) hereof:

(i)    any employment agreement or benefit or similar plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

(ii)    transactions between or among the Company and/or its Restricted Subsidiaries;

(iii)    transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv)    the payment of reasonable compensation and fees to, and the provision of customary indemnities to, current or former officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(v)    issuances or sales of Equity Interests (other than Disqualified Stock) of the Company to Affiliates or employees of or consultants to the Company;

(vi)    Restricted Payments that are permitted by the provisions of Section 4.8 hereof and Permitted Investments;

(vii)    transactions effected pursuant to agreements in effect on the date of this Indenture and any amendment, modification or replacement to such agreement (so long the as amendment, modification or replacement is not, in the good faith judgment of the Company, materially more disadvantageous to the Company or such Restricted Subsidiary, taken as a whole, than the terms of those agreements in effect on the date of this Indenture);

(viii)    [reserved];

(ix)    transactions with a Permitted Joint Venture in which the Company or any Restricted Subsidiary holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions, in the good faith judgment of the Company, are not materially less favorable, taken as a whole, to the Company or such Restricted Subsidiary than they are to other joint venture partners;

(x)    any agreement that grants registration and other customary rights in connection therewith or otherwise to the direct or indirect security holders of the Company or any Restricted Subsidiary (and the performance of such agreements);

(xi)    transactions with Affiliates solely in their capacity as Holders of Indebtedness or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Affiliates receive the same consideration as non-Affiliates in such transactions;

(xii)    transactions affected as part of a Qualified Securitization Transaction; and

(xiii)    transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a copy of a letter from an accounting, appraisal or investment banking firm of national standing addressed to the Company stating that such transaction meets the requirements of Section 4.13(a)(i).

Section 4.14    Asset Sales.

(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)    the Company (or its Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (determined, for purposes of this clause (i), by the Company or, in the case of any asset(s) valued in excess of $750.0 million, by the Board of Directors of the Company) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)    except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A)    any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes and the Note Guarantees) (i) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Restricted Subsidiary from further liability or (ii) that are discharged by the transferee in a transaction pursuant to which neither the Company nor any Restricted Subsidiary has any liability following such Asset Sale;

(B)    any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after the consummation of the applicable Asset Sale, to the extent of the cash received in that conversion; and

(C)    any Designated Noncash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration previously received and then outstanding, does not exceed at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) the greater of $800.0 million or 3.0% of Consolidated Total Assets.

(b)    Within 450 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Restricted Subsidiary may apply an amount equal to those Net Proceeds:

(i)    to repay (w) Indebtedness and other Obligations under the Credit Agreement and, if the Indebtedness repaid under the Credit Agreement is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, (x) other secured indebtedness, (y) other Indebtedness which ranks pari passu in right of payment with the Notes (provided in the case of this clause (y) the Company shall equally and ratably reduce obligations under the Notes in accordance with Section 3.7 hereof, through privately negotiated transactions or open market purchases (in each case, provided that such purchases are at or above 100% of the principal amount thereof), or by making an offer (in accordance with Section 4.14(c)) to all Holders to purchase, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of Notes) or (z) other Indebtedness of a Subsidiary that does not Guarantee the Notes, so long as the relevant assets were assets of such Subsidiary;

(ii)    to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business or the minority interest in any Permitted Business;

(iii)    to make payments with respect to the acquisition or license of intellectual property rights that are used in a Permitted Business;

(iv)    to make a capital expenditure in or that is useful in a Permitted Business;

(v)    to retire Notes (x) pursuant to Section 3.7 hereof, (y) through privately negotiated transactions or open market purchases or (z) by making an offer to purchase Notes in accordance with Section 4.14(c); or

(vi)    to acquire other assets that are not classified as current assets (for the avoidance of doubt, including acquisitions of in-process research and development) under GAAP and that are used or useful in a Permitted Business;

provided that a binding commitment to apply any Net Proceeds from an Asset Sale as set forth in clauses (ii), (iii), (iv) or (vi) of this Section 4.14(b) shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of the end of such 450-day period (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then the Company or such Restricted Subsidiary shall be permitted to apply the Net Proceeds in any manner set forth above before the expiration of such 180-day period and, in the event the Company or such Restricted Subsidiary fails to do so, then such Net Proceeds shall constitute Excess Proceeds.

Notwithstanding Sections 4.14(a) and 4.14(b), the Company and its Restricted Subsidiaries will not be required to apply an amount equal to any Net Proceeds in accordance with this covenant except to the extent that the aggregate Net Proceeds from all Asset Sales which are not applied in accordance with this covenant exceed the greater of $275.0 million or 1.0% of Consolidated Total Assets at the time of receipt of such Net Proceeds. Pending application of an amount equal to Net Proceeds pursuant to this Section 4.14, the Company or a Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(c)    Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.14(b) hereof shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds the greater of $275.0 million or 1.0% of Consolidated Total Assets, the Company shall make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the amount of such Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100% of principal amount plus accrued and unpaid interest to, but not including, the date of purchase, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company and its Restricted Subsidiaries may use the amount of such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(d)    The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.15    Additional Note Guarantees. If any one of the Company’s Subsidiaries that is not a Note Guarantor Guarantees any Indebtedness of the Company or any Guarantor under any syndicated Credit Facility or Capital Markets Indebtedness, that Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee and a notation of Note Guarantee substantially in the form of Exhibit B hereto or, in the case that such Subsidiary of the Company is a Canadian Note Guarantor, a Canadian Note Guarantee, pursuant to which such Subsidiary shall unconditionally Guarantee, on a senior secured basis, all of the Company’s obligations under the Notes and this Indenture on the terms set forth in this Indenture and, if applicable, the Canadian Note Guarantee, and (ii) deliver to the Trustee an Opinion of Counsel that such supplemental indenture and notation of Note Guarantee or, if applicable, Canadian Note Guarantee, has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary. Thereafter, such Subsidiary shall be a Note Guarantor for all purposes hereof until such Note Guarantee is released in accordance herewith.

Notwithstanding the foregoing, the supplemental indenture and notation of Note Guarantee may be modified in respect of any Note Guarantor organized outside the United States of America as necessary or appropriate to (1) comply with applicable law, (2) avoid any general legal limitations such as general statutory limitations, financial assistance, corporate benefit, “thin capitalization” rules, retention of title claims or similar matters or (3) avoid a conflict with the fiduciary duties of such company’s directors, contravention of any legal prohibition or regulatory condition, or the material risk of personal or criminal liability for any officers or directors (collectively referred to as “Agreed Guarantee Principles”), in each case as determined by the Company in its sole discretion.

Section 4.16    Designation of Restricted and Unrestricted Subsidiaries. The Company’s Board of Directors may designate any Restricted Subsidiary (other than Valeant) to be an Unrestricted Subsidiary if that designation would not cause a Default. Any designation of a Subsidiary as an Unrestricted Subsidiary will be deemed to be a designation of each of such entity’s Subsidiaries as Unrestricted Subsidiaries. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.8 hereof or under one or more of the clauses of the definition of “Permitted Investments,” as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Company’s Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default; provided that such redesignation will be deemed to be an incurrence of Indebtedness and, if applicable, an incurrence of related Liens by a Restricted Subsidiary of the Company of any outstanding Indebtedness and, if applicable, related Liens of such Unrestricted Subsidiary and such redesignation will only be permitted if such Indebtedness and, if applicable, related Liens are permitted under Section 4.9 hereof and, if applicable, Section 4.11 hereof (other than clause (3) under the definition of “Permitted Liens”), calculated, if applicable, on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period.

Section 4.17    Business Activities. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.18    [Reserved].

Section 4.19    Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenant that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.20    Notice of Default. In the event that any Default or Event of Default under Section 6.1 hereof shall occur, the Company shall give prompt written notice of such Default or Event of Default to the Trustee.

Section 4.21    Payment of Additional Amounts.

(a)    All payments made by or on behalf of the Company under or with respect to the Notes, or by or on behalf of any Note Guarantor under or with respect to any Note Guarantee (each such Person, a “Payor”) will be made free and clear of any withholding or deduction for or on account of any tax, duty, levy, impost, assessment or other governmental charge of whatever nature (collectively, “Tax”) imposed or levied by or on behalf of any jurisdiction in which such Payor is organized, resident or carrying on business for tax purposes or from or through which such Payor makes any payment on the Notes or its Note Guarantee or any department or political subdivision of any of the foregoing (each, a “Relevant Taxing Jurisdiction”), unless the Payor (or an applicable withholding agent) is required to withhold or deduct Taxes by law. If the Payor (or an applicable withholding agent) is required by law to withhold or deduct any amount for or on account of Taxes of any Relevant Taxing Jurisdiction from any payment made under or with respect to any Notes or Note Guarantee, the Payor, subject to the exceptions listed below, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder or beneficial owner of the Notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the Holder or beneficial owner would have received if such Taxes had not been required to be so withheld or deducted.

(b)    A Payor will not, however, pay Additional Amounts to a Holder or beneficial owner of Notes:

(i)    to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the existence of any present or former connection between the Holder or beneficial owner (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) and the Relevant Taxing Jurisdiction (other than any connection resulting solely from the acquisition, ownership, holding or disposition of Notes, the receipt of payments thereunder or under any Note Guarantee and/or the exercise or enforcement of rights under any Notes or any Note Guarantee);

(ii)    to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the Holder or beneficial owner of Notes, following the Company’s or the Payor’s written request addressed to the Holder, to the extent such Holder or beneficial owner is legally eligible to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii)    with respect to any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property tax or any similar Taxes;

(iv)    to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the Holder or beneficial owner of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(v)    to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the Holder or beneficial owner not dealing at arm’s length, within the meaning of the Income Tax Act (Canada), with such Payor;

(vi)    to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for such Holder or beneficial owner being, or not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with, a “specified shareholder” of the Company as defined in subsection 18(5) of the Income Tax Act (Canada) for purposes of the thin capitalization rules in the Income Tax Act (Canada);

(vii)    to the extent the Taxes giving rise to such Additional Amounts are United States federal withholding taxes imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, official interpretations or administrative authority promulgated thereunder and any agreements entered into pursuant to Section 1471(b)(1) of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and, for the avoidance of doubt, any intergovernmental agreement (and related legislation, rules or practices) implementing the foregoing (taken together, “FATCA”), except to the extent that such Taxes result from a failure of any Paying Agent to comply with FATCA; and

(viii)    any combination of items (i), (ii), (iii), (iv), (v), (vi) and (vii).

Additional Amounts also shall not be paid with respect to any payment on a Note to a beneficial owner who is a fiduciary, a partnership (or entity treated as a partnership for tax purposes) or anyone other than the sole beneficial owner of that payment to the extent that payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to the Additional Amounts had that beneficiary, settlor, member or interest holder been the beneficial owner.

(c)    The Payor or applicable withholding agent will (i) make any such withholding or deduction required by applicable law and (ii) timely remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Payor, or the applicable withholding agent, will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Payor, or the applicable withholding agent, will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Payor, such other documentation that provides reasonable evidence of such payment by the Payor.

(d)    Where Tax is payable pursuant to Regulation 803 of the Income Tax Act (Canada) by a Holder or beneficial owner of the Notes in respect of any amount payable under the Notes to the Holder (other than by reason of a transfer of the Notes to a person resident in Canada with whom the transferor does not deal at arm’s length for the purposes of such Act), but no Additional Amount is paid in respect of such Tax, the Payor will pay as or on account of interest to the Holder an amount equal to such Tax (a “Regulation 803 Reimbursement”) plus an amount equal to any Tax required to be paid by the Holder or beneficial owner as a result of such Regulation 803 Reimbursement within 45 days after receiving from the Holder a notice containing reasonable particulars of the Tax so payable, provided such Holder or beneficial owner would have been entitled to receive Additional Amounts on account of such Tax (and only to the extent of such Additional Amounts that such Holder or beneficial owner would have been entitled to receive) but for the fact that it is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes.

(e)    The Payor will deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts will be payable prior to the date on which such payments will be made, and the amounts so payable, and will set forth such other information necessary to enable the Trustee (or applicable paying agent) to pay such Additional Amounts to Holders on the payment date. Any such Officers’ Certificate will be delivered at least two Business Days in advance of when the payments in question are required to be made (unless a shorter period of time is acceptable to the Trustee in its reasonable discretion). The Payor will promptly publish a notice in accordance with Section 11.2 hereof stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

(f)    The Payors, jointly and severally, will reimburse the Holders or beneficial owners of Notes, upon written request of such Holder or beneficial owner of Notes and certified proof of payment for the amount of (i) any Taxes levied or imposed by a Relevant Taxing Jurisdiction and payable by such Holder or beneficial owner in connection with payments made under or with respect to the Notes or under or with respect to any Note Guarantee; and (ii) any Taxes levied or imposed with respect to any reimbursement under the foregoing clause (i) or this clause (ii), so that the net amount received by such Holder or beneficial owner after such reimbursement will not be less than the net amount such Holder or beneficial owner would have received if the Taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed, provided, however, that the indemnification obligation provided for in this Section 4.21(f) shall not extend to Taxes imposed for which the Holder or beneficial owner of the Notes would not have been eligible to receive payment of Additional Amounts hereunder by virtue of clauses (i) through (viii) of Section 4.21(b) hereof, or to the extent such Holder or beneficial owner received Additional Amounts with respect to such payments.

(g)    In addition, the Payor will pay any stamp, issue, registration, court, documentary, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction at any time in respect of the execution, issuance, registration or delivery of the Notes or any Note Guarantee or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any Relevant Taxing Jurisdiction at any time as a result of, or in connection with, (i) any payments made pursuant to the Notes, any Note Guarantee or any other such document or instrument referred to thereunder and/or (ii) the enforcement of the Notes or any Note Guarantee or any other such document or instrument referred to thereunder.

(h)    The obligations described under this Section 4.21 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor Person to any Payor and to any jurisdiction in which such successor is organized, carrying on business or is otherwise resident for Tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.

(i)    Whenever this Indenture refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note or under any Note Guarantee, such reference includes the payment of Additional Amounts or other payments that would be payable pursuant to this Section 4.21, if applicable.

ARTICLE 5

MERGER, CONSOLIDATION OR SALE OF ASSETS

Section 5.1    Merger, Consolidation or Sale of Assets.

(a)    The Company shall not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(i)    either (x) the Company is the surviving corporation; or (y) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized and validly existing under the laws of the U.S., any state of the U.S. or the District of Columbia or under the laws of Canada or any province thereof, any member state of the European Union as in effect on the Issue Date, Bermuda, Cayman Islands, any Channel Island or Switzerland (provided that if such entity is not a corporation, a co-obligor of the Notes is a corporation);

(ii)    the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Company under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(iii)    immediately after such transaction, no Default or Event of Default exists;

(iv)    either (a) the Company or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made shall, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.9(a) hereof or (b) the Company or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio for such Person and its Restricted Subsidiaries that would be equal to or greater than such ratio for such Person and its Restricted Subsidiaries immediately prior to such action; and

(v)     the Company has delivered to the Trustee an Officers’ Certificate stating that such consolidation, amalgamation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)    The Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(c)    The Company will not permit any Note Guarantor to, directly or indirectly, (1) consolidate, amalgamate or merge with or into another Person; or (2) sell, assign, transfer, convey or otherwise dispose (collectively, “dispose”) of all or substantially all of its properties or assets, in one or more related transactions, to another Person unless:

(i)    except in the case of a Note Guarantor (x) that has disposed of all or substantially all of its assets, whether through a merger, amalgamation, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary of the Company, in both cases in compliance with Section 4.14, the resulting, surviving or transferee Person (if not such Note Guarantor) shall expressly assume, by a guarantee agreement in a form reasonably satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee; and

(ii)    immediately after such transaction, no Default or Event of Default exists.

Notwithstanding the foregoing: (A) any Restricted Subsidiary may consolidate or amalgamate with, merge into or transfer all or part of its properties and assets to the Company or any Note Guarantor and (B) the Company

may merge or amalgamate with an Affiliate of the Company solely for the purpose of reincorporating the Company in another jurisdiction within the United States of America, any state thereof or the District of Columbia, Canada or any province thereof, any member state of the European Union as in effect on the Issue Date, Bermuda, Cayman Islands, any Channel Island, Singapore or Switzerland or converting the Company into a limited liability company organized under the United States of America, any state thereof or the District of Columbia, Canada or any province thereof, any member state of the European Union as in effect on the Issue Date, Bermuda, Cayman Islands, any Channel Island, Singapore or Switzerland (provided that a co-obligor of the Notes is a corporation).

Section 5.2    Successor Substituted. Upon any consolidation of the Company with, or merger or amalgamation of the Company into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company in accordance with Section 5.1 hereof, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Notes.

ARTICLE 6

DEFAULT AND REMEDIES

Section 6.1    Events of Default. Each of the following is an “Event of Default” with respect to the Notes:

(a)    default in the payment of any principal of (including, without limitation, any premium, if any, on) of the Notes when the same becomes due and payable (whether at maturity, upon a Redemption Date, Change of Control Purchase Date, Purchase Date or otherwise);

(b)    default in the payment of any interest payable on Notes when the same becomes due and payable and the Default continues for a period of 30 days;

(c)    failure by the Company or any of its Restricted Subsidiaries

(i)    to comply with any of the provisions of Sections 3.8, 3.14 or 4.14 of this Indenture, which failure remains uncured for 30 days after written notice to the Company from the Trustee or to the Company and the Trustee from the Holders of at least 25% in principal amount of the Notes; or

(ii)    to comply with the provisions described in Section 5.1 of this Indenture;

(d)    the Company or any of its Restricted Subsidiaries fails to comply with any of the other covenants contained in the Notes or this Indenture and the Default continues for 60 days (or 90 days in the case of the provisions of Section 4.3) after written notice to the Company from the Trustee or to the Company and the Trustee from the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(e)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

(i)    is caused by a failure to pay principal when due on such Indebtedness within any applicable grace period provided in such Indebtedness (a “Payment Default”); or

(ii)    results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $250.0 million or more;

(f)    failure by the Company or any of its Restricted Subsidiaries to pay final non-appealable judgments aggregating in excess of $250.0 million, which judgments are not paid, discharged, stayed or subject to insurance for a period of 60 days after becoming final;

(g)    any Note Guarantee by a Significant Subsidiary ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any Note Guarantor that is a Significant Subsidiary denies or disaffirms such Note Guarantor’s obligations under this Indenture or any Note Guarantee and such Default continues for 10 days after receipt of the notice as specified in this Indenture;

(h)    the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(i)    commences a voluntary case or proceeding;

(ii)    consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii)    consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(iv)    makes a general assignment for the benefit of its creditors; and

(i)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)    is for relief against the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case or proceeding;

(ii)    appoints a Custodian of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iii)    orders the liquidation of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and in each case the order or decree described in this clause (i) remains unstayed and in effect for 60 consecutive days.

Any notice given pursuant to Section 6.1(d) hereof must be in writing and must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” When any Default under this Section 6.1 is cured, it ceases.

Section 6.2    Acceleration. If an Event of Default (other than an Event of Default specified in clause (i) or (j) of Section 6.1 hereof with respect to the Company) with respect to the Notes occurs and is continuing, the Trustee may, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may, by notice to the Company and the Trustee, declare all unpaid principal to the date of acceleration on the Notes then outstanding (if not then due and payable) to be due and payable upon any such declaration, and the same shall become and be immediately due and payable. If an Event of Default specified in clause (i) or (j) of Section 6.1 hereof with respect to the Company occurs, all unpaid principal (including, without limitation, any premium, if any, then outstanding), and accrued interest, if any, on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of a majority in aggregate principal amount of Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if (a) all existing Events of Default, other than the nonpayment of the principal of Notes which has become due solely by such declaration of acceleration, have been cured or waived; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all payments due to the Trustee and any predecessor Trustee under Section 7.7 hereof in respect of the Notes have been made. No such rescission shall affect any subsequent default or impair any right consequent thereto.

Section 6.3    Other Remedies. If an Event of Default occurs and is continuing in respect of the Notes, the Trustee may, but shall not be obligated to, pursue any available remedy by proceeding at law or in equity to collect the payment of the principal of or interest on the Notes or to enforce the performance of any provision of such Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.4    Waiver of Defaults and Events of Default. Subject to Sections 6.7 and 9.2 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a Default or Event of Default in the payment of the principal of, premium, if any, or interest on any Notes when due or any Default or Event of Default in respect of any provision of this Indenture or the Notes which, under Section 9.2 hereof, cannot be modified or amended without the consent of the Holder of each Note affected (with respect to any Notes held by a non-consenting Holder). When a Default or Event of Default is waived, it is cured and ceases.

Section 6.5    Control by Majority. The Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that it determines, in consultation with its counsel conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder of Notes or the Trustee, or that may involve the Trustee in personal liability unless the Trustee is offered indemnity satisfactory to it; provided, however, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Section 6.6    Limitations on Suits. A Holder may not pursue any remedy with respect to this Indenture or the Notes (except actions for payment of overdue principal, premium, if any, or interest) unless:

(a)    the Holder gives to the Trustee written notice of a continuing Event of Default;

(b)    the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)    such Holder or Holders offer to the Trustee reasonable indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)    the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(e)    no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Notes.

Section 6.7    Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, with respect to the Notes, the contractual right of any Holder of a Note to receive payment of the principal of, or interest on such Note, on or after the respective due dates expressed in such Note and this Indenture and to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Holder.

Section 6.8    Collection Suit by Trustee. If an Event of Default in the payment of principal or interest specified in clause (a) or (b) of Section 6.1 hereof occurs and is continuing with respect to the Notes, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or another obligor on the Notes for the whole amount of principal and accrued interest remaining unpaid, together with, to the extent that payment of such interest is lawful, interest on overdue principal and overdue installments of interest, in each case at a rate equal to the interest rate then in effect on such Note and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.9    Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor on the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any money or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof, and to the extent that such payment of the reasonable compensation, expenses, disbursements and advances in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to, or, on behalf of any Holder, to authorize, accept or adopt any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10    Priorities. If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First, to the Trustee for amounts due under Section 7.7 hereof;

Second, to Holders for amounts due and unpaid on the Notes for principal and interest ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal and interest respectively; and

Third, the balance, if any, to the Company.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11    Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit made by the Trustee, a suit by a Holder pursuant to Section 6.7 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the Notes then outstanding.

ARTICLE 7

TRUSTEE

Section 7.1    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)    Except during the continuance of an Event of Default:

(A)    the Trustee need perform only those duties as are specifically set forth in this Indenture and no others; and

(B)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee, however, shall examine any certificates and opinions which by any provision hereof are specifically required to be delivered to the Trustee to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(A)    this paragraph does not limit the effect of subsection (b) of this Section 7.1;

(B)    the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(C)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 hereof.

(d)    No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers unless the Trustee shall have received satisfactory indemnity in its opinion against potential costs and liabilities incurred by it relating thereto.

(e)    Every provision of this Indenture that in any way relates to the Trustee is subject to subsections (a), (b), (c) and (d) of this Section 7.1.

(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.2    Rights of Trustee. Subject to Section 7.1 hereof:

(a)    The Trustee may rely conclusively on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel (or both), which shall conform to Section 11.4(b) hereof. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(c)    The Trustee may act through its agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(e)    The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection in respect of any such action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(g)    The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a default is received by a responsible Trust Officer of the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.

(i)    The rights, privileges, protections, immunities and benefits given to BNY Mellon as Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, BNY Mellon in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(j)    In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k)    In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 7.3    Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Sections 7.10 and 7.11 hereof.

Section 7.4    Trustee’s Disclaimer. The Trustee makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement in the Notes other than its certificate of authentication.

Section 7.5    Notice of Default or Events of Default. If a Default or an Event of Default occurs and is continuing and if a Trust Officer of the Trustee has received written notice of such Default or Event of Default at its Corporate Trust Office and such notice references the Notes and this Indenture, the Trustee shall notify each Noteholder of the Default or Event of Default within 90 days after it is known by the Trustee. However, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of Noteholders, except in the case of a Default or an Event of Default in payment of the principal (including premium, if any) of or interest on any Note.

Section 7.6    [Reserved].

Section 7.7    Compensation and Indemnity. The Company shall pay to the Trustee from time to time such compensation (as agreed to from time to time by the Company and the Trustee in writing) for its services (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust). The Company shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances incurred or made by it. Such expenses may include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

Each of the Company and each Guarantor, jointly and severally, shall indemnify the Trustee or any predecessor Trustee (which for purposes of this Section 7.7 shall include its officers, directors, employees and agents) for, and hold it harmless against, any and all loss, liability or expense including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), (including reasonable legal fees and expenses) incurred by it in connection with the acceptance or administration of its duties under this Indenture or any action or failure to act as authorized or within the discretion or rights or powers conferred upon the Trustee hereunder or thereunder including the reasonable costs and expenses of the Trustee and its counsel in defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder. The Trustee shall notify the Company promptly of any claim asserted against the Trustee for which it may seek indemnity. The Company need not pay for any settlement effected without its prior written consent, which shall not be unreasonably withheld.

The Company need not reimburse the Trustee for any expense or indemnify it against any loss or liability determined by a court of competent jurisdiction to have been caused by its own gross negligence or willful misconduct.

To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a senior claim to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except such money or property held in trust to pay the principal of and interest on the Notes. The obligations of the Company under this Section 7.7 shall survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in clause (h) or (i) of Section 6.1 hereof occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law to the extent permitted by law. The provisions of this Section shall survive the termination of this Indenture.

Section 7.8    Replacement of Trustee. The Trustee may resign by so notifying the Company. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee. The Company may remove the Trustee if:

(a)    the Trustee fails to comply with Section 7.10 hereof;

(b)    the Trustee is adjudged a bankrupt or an insolvent;

(c)    a Custodian or other public officer takes charge of the Trustee or its property; or

(d)    the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Company shall promptly appoint a successor Trustee. The resignation or removal of a Trustee shall not be effective until a successor Trustee shall have delivered the written acceptance of its appointment as described below.

If a successor Trustee does not take office within 45 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of 10% in principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Company.

If the Trustee fails to comply with Section 7.10 hereof, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee, upon payment of its charges hereunder, shall transfer all property held by it as Trustee of the Notes to the successor Trustee and be released from its obligations (exclusive of any liabilities that the retiring Trustee may have incurred while acting as Trustee) hereunder, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee of the Notes under this Indenture. A successor Trustee shall mail notice of its succession to each affected Holder.

A retiring Trustee shall not be liable for the acts or omissions of any successor Trustee after its succession.

Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 hereof shall continue for the benefit of the retiring Trustee.

Section 7.9    Successor Trustee by Merger, Etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust assets (including the administration of this Indenture) to, another corporation, the resulting, surviving or transferee corporation, without any further act, shall be the successor Trustee, provided such transferee corporation shall qualify and be eligible under Section 7.10 hereof. Such successor Trustee shall promptly mail notice of its succession to the Company and each affected Holder.

Section 7.10    Eligibility; Disqualification. The Trustee shall always satisfy the requirements of paragraphs (1), (2) and (5) of TIA Section 310(a). The Trustee (or its parent holding company) shall have a combined capital and surplus of at least $50,000,000. If at any time the Trustee shall cease to satisfy any such requirements, it shall resign immediately in the manner and with the effect specified in this Article 7. The Trustee shall be subject to the provisions of TIA Section 310(b).

Section 7.11    Preferential Collection of Claims Against the Company. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

ARTICLE 8

DEFEASANCE; SATISFACTION AND

DISCHARGE OF INDENTURE

Section 8.1    Satisfaction and Discharge of Indenture. This Indenture shall cease to be of further effect with respect to the Notes and all Note Guarantees and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture and release of such Guarantees, when

(a)    either

(i)    all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.7 hereof and (ii) Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company as provided in Section 8.5 hereof) have been delivered to the Trustee for cancellation; or

(ii)    all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be irrevocably deposited cash in U.S. dollars, non-callable Government Securities or a combination thereof with the Trustee or a Paying Agent (other than the Company or any of their Affiliates) as trust funds in trust for the purpose of and in an amount sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of maturity or redemption, provided that with respect to any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purpose of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated by the Company as of the date of the notice of redemption, with any Applicable Premium deficit only required to be deposited with the Trustee on or prior to the date of redemption;

(b)    no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound, and as to which the rights of the other parties thereto are senior to those of the Holders;

(c)    the Company has paid or caused to be paid all other sums payable hereunder by the Company;

(d)    the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward payment of the Notes at maturity or Redemption Date, as the case may be; and

(e)    the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.7 hereof shall survive and, if cash in U.S. dollars, non-callable Government Securities or a combination thereof shall have been deposited with the Trustee pursuant to subclause (ii) of clause (a) of this Section, the provisions of Sections 2.3, 2.4, 2.5, 2.6, 2.7, 2.12, 4.2 and 7.8, this Article 8 and Section 11.5, shall survive until the Notes have been paid in full.

Section 8.2    Legal Defeasance. The Company and the Note Guarantors shall be deemed to have paid and will be discharged from any and all obligations in respect of this Indenture and the Notes and the related Note Guarantees released on the date of the deposit referred to in clause (a) of this Section 8.2, and the provisions of this Indenture shall no longer be in effect (“Legal Defeasance”), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same, except for the following provisions, which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (a) below payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company’s obligations with respect to the Notes under Article 2 and Section 4.2 hereof, (iii) the rights, powers, trusts, duties, indemnities and immunities of the Trustee hereunder, including, without limitation, Section 7.7 hereof and the Company’s obligations in connection therewith and (iv) this Section 8.2. Subject to compliance with this Section 8.2, the Company may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof. The following conditions shall apply to Legal Defeasance:

(a)    the Company shall have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to their Stated Maturity or to a particular Redemption Date;

(b)    the Company shall have delivered to the Trustee an Opinion of Counsel (based on a ruling received from or published by the United States Internal Revenue Service or a change in the applicable U.S. federal income tax law since the date of this Indenture) in the United States reasonably acceptable to the Trustee to the effect that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)    the Company shall have delivered to the Trustee either (i) an Opinion of Counsel in Canada reasonably acceptable to the Trustee to the effect that, based upon Canadian law then in effect and having regard to any applicable proposed amendments thereto which have been publicly announced prior to the date of such defeasance, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial or other tax purposes, as a result of such Legal Defeasance and will be subject to Canadian taxes on the same amounts and in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred or (ii) a ruling directed to the Trustee received from tax authorities of Canada to the same effect as the Opinion of Counsel described in clause (i) above;

(d)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e)    the Legal Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; and

(f)    the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance have been complied with.

After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations in the immediately preceding paragraph.

Notwithstanding the foregoing, the Opinion of Counsel required by Section 8.2(b) hereof with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) shall become due and payable upon maturity or redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Section 8.3    Covenant Defeasance. The Company may omit to comply with any term, provision or condition set forth in clause (iv) of Section 5.1(a) hereof, and the Company and its Restricted Subsidiaries may omit to comply with any term, provision or condition set forth in Section 3.8, Section 4.3, Sections 4.8 through 4.17 hereof and any breach of clauses (c), (d), (e) or (f) of this Section 8.3, or with respect to Significant Subsidiaries only, clauses (i) or (j) under Section 6.1 hereof shall be deemed not to be an Event of Default and all Guarantees and Liens shall be released on the date of deposit referred to in clause (a) of this Section 8.3 (“Covenant Defeasance”), if in each case:

(a)    the Company shall have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to their Stated Maturity or to a particular Redemption Date;

(b)    the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(c)    the Company shall have delivered to the Trustee either (i) an Opinion of Counsel in Canada reasonably acceptable to the Trustee, to the effect that, based upon Canadian law then in effect and having regard to any applicable proposed amendments thereto which have been public announced prior to the date of such defeasance, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial or other tax purposes, as a result of such Covenant Defeasance and will be subject to Canadian taxes on the same amounts and in the same manner and at the same time as would have been the case if such Covenant Defeasance had not occurred or (ii) a ruling directed to the Trustee received from tax authorities of Canada to the same effect as the Opinion of Counsel described in clause (i) above;

(d)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e)    the Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; and

(f)    the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Covenant Defeasance have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the obligations of the Company and the Note Guarantors under this Indenture will be revived and no such defeasance will be deemed to have occurred.

Notwithstanding the foregoing, the Opinion of Counsel required by Section 8.3(b) hereof with respect to a Covenant Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) shall become due and payable upon maturity or redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Section 8.4    Application of Trust Money. Subject to the provisions of Section 8.5 hereof, the Trustee or a Paying Agent shall hold in trust, for the benefit of the Holders, all money deposited with it pursuant to Section 8.1, 8.2 or 8.3 hereof and shall apply the deposited money in accordance with this Indenture and the Notes to the payment of the principal of and interest on the Notes.

Section 8.5    Repayment to the Company. The Trustee and each Paying Agent shall promptly pay to the Company upon request any excess money (i) deposited with them pursuant to Section 8.1, 8.2 or 8.3 hereof and (ii) held by them at any time.

The Trustee and each Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years after a right to such money has matured; provided, however, that the Trustee or such Paying Agent, before being required to make any such payment, may at the expense of the Company cause to be mailed to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least 30 days from the date of such mailing, any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

Section 8.6    Reinstatement. If the Trustee or any Paying Agent is unable to apply any money in accordance with Section 8.5 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.1, 8.2 or 8.3 hereof until such time as the Trustee or such Paying Agent is permitted to apply all such money or Government Securities in accordance with Section 8.4 hereof; provided, however, that if the Company has made any payment of the principal of or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive any such payment from the money or Government Securities held by the Trustee or such Paying Agent.

ARTICLE 9

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.1    Without Consent of Holders. The Company and the Trustee may amend or supplement this Indenture with respect to the Notes without notice to or consent of any Holder of Notes:

(a)    to comply with Section 5.1 hereof;

(b)    to cure any ambiguity, defect or inconsistency;

(c)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

(d)    to provide for the assumption of the Company’s or any Note Guarantor’s obligations to Holders of Notes in the case of a consolidation or merger or sale of all or substantially all of the Company’s or a Note Guarantor’s assets;

(e)    to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder of Notes;

(f)    to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(g)    to conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the section of the Offering Memorandum dated December 4, 2017 captioned “Description of the Notes”;

(h)    to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

(i)    to add additional Note Guarantees with respect to the Notes or to confirm and evidence the release, termination or discharge of any Note Guarantee with respect to such Notes when such release, termination or discharge is permitted under this Indenture; or

(j)    to appoint a successor Trustee.

Section 9.2    With Consent of Holders. The Company and the Trustee may amend or supplement this Indenture and the Notes with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). The Holders of at least a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture, or such Notes without notice to any Holder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). However, notwithstanding the foregoing but subject to Section 9.4 hereof, without the written consent of each Holder of Notes affected hereby, an amendment, supplement or waiver, including a waiver pursuant to Section 6.4 hereof, may not (with respect to any Notes held by a non-consenting Holder):

(a)    reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b)    reduce the principal of or change the Stated Maturity of any such Note or alter the provisions with respect to the redemption of such Notes (excluding, for the avoidance of doubt, provisions relating to Sections 3.8, 3.14 and 4.14);

(c)    reduce the rate of or change the time for payment of interest on any such Note;

(d)    make any such Note payable in money other than U.S. dollars;

(e)    make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of such Notes to receive payments of principal of, or interest or premium, if any, on such Notes;

(f)    waive a redemption payment with respect to any such Note (excluding, for the avoidance of doubt, a payment required by Sections 3.8, 3.14 and 4.14);

(g)    impair the right to institute suit for the enforcement of any payment on or with respect to such Notes;

(h)    modify the Note Guarantees with respect to such Notes in any manner adverse to the Holders of such Notes; or

(i)    make any change in the preceding amendment and waiver provisions with respect to the Notes;

provided that the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding shall be required.

In addition, without the consent of Holders of at least 66 2⁄3% in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), except as set forth in Section 10.5, no amendment or supplement may release the Note Guarantees with respect to the Notes.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

Section 9.3    Notice of Amendment, Supplement or Waiver. After an amendment, supplement or waiver under Section 9.1 or Section 9.2 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.4    Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of a Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (i) of Section 9.2 hereof. In that case the amendment, supplement or waiver shall bind each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.

Section 9.5    Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.

Section 9.6    Trustee to Sign Amendments, Etc. The Trustee shall sign any amendment or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplemental indenture does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, in its sole discretion, but need not sign it. In signing or refusing to sign such amendment or supplemental indenture, the Trustee shall be provided with and, subject to Section 7.1 hereof, shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate stating that such amendment or supplemental indenture is authorized or permitted by this Indenture and all conditions precedent in this Indenture to such execution have been complied with. The Company may not sign an amendment or supplemental indenture until its Board of Directors approves it in writing.

Section 9.7    Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article 9, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

ARTICLE 10

NOTE GUARANTEES

Section 10.1    Note Guarantees.

(a)    Each of the Note Guarantors, jointly and severally, hereby unconditionally Guarantees (and subject in each case to the Agreed Guarantee Principles set forth in any notation of Note Guarantee, supplemental indenture, or as contemplated by Section 4.15 hereof) to each Holder of a Note authenticated and delivered by the

Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder that: (i) the due and punctual payment of principal, premium and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, (ii) the due and punctual payment of interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee under this Indenture or any Note shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof, and (iii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration pursuant to Section 6.2 hereof or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Note Guarantors shall be jointly and severally obligated to pay the same immediately. Each Note Guarantor shall agree that this is a Guarantee of payment and not a Guarantee of collection.

(b)    Each of the Note Guarantors hereby agrees that its obligations with regard to its Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to this Indenture, the Notes or the obligations of the Company under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Note Guarantor. Each Note Guarantor further, to the extent permitted by law, hereby waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (i) any right to require any of the Trustee, the Holders or the Company (each a “Benefited Party”), as a condition of payment or performance by such Note Guarantor, to (A) proceed against the Company, any other guarantor (including any other Note Guarantor) of the obligations under the Note Guarantees or any other person, (B) proceed against or exhaust any security held from the Company, any such other guarantor or any other person, (C) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Company or any other person, or (D) pursue any other remedy in the power of any Benefited Party whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company including any defense based on or arising out of the lack of validity or the unenforceability of the obligations under the Note Guarantees or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the obligations under the Note Guarantees; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon any Benefited Party’s errors or omissions in the administration of the obligations under the Note Guarantees, except behavior which amounts to bad faith; (v) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Note Guarantees and any legal or equitable discharge of such Note Guarantor’s obligations hereunder and under its Note Guarantee, (B) the benefit of any statute of limitations affecting such Note Guarantor’s liability hereunder and under its Note Guarantee or the enforcement hereof and thereof, (C) any rights to set-offs, recoupments and counterclaims and (D) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (vi) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Note Guarantees, notices of default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the obligations under the Note Guarantees or any agreement related thereto, and notices of any extension of credit to the Company and any right to consent to any thereof; (vii) to the extent permitted under applicable law, the benefits of any “One Action” rule; and (viii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Note Guarantees. Except as set forth in Section 10.5, each Note Guarantor covenants that its Note Guarantee shall not be discharged except by complete performance of the obligations contained in its Note Guarantee and this Indenture.

(c)    If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Note Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Note Guarantors, any amount paid to either the Trustee or such Holder, any Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)    Each Note Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Note Guarantor shall further agree that, as between the Note Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.2 hereof for the purposes of any Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (ii) in the event of any declaration of acceleration of such obligations as provided in Section 6.2 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Note Guarantors for the purpose of any such Guarantee. The Note Guarantors shall have the right to seek contribution from any non-paying Note Guarantor so long as the exercise of such right does not impair the rights of the Holders under the applicable Guarantee.

Section 10.2    Execution and Delivery of Note Guarantees. To evidence its Guarantee set forth in Section 10.1 hereof, each Note Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form of Exhibit B hereto (as modified to reflect Agreed Guarantee Principles to the extent contemplated by Section 4.15) or, in the case of a Note Guarantor organized under the laws of Canada or any province or territory thereof, a Canadian Note Guarantee, shall be endorsed by an officer of such Note Guarantor, which notation shall be applicable to each Note authenticated and delivered by the Trustee, and that this Indenture shall be executed on behalf of such Note Guarantor by any of its Officers. Each of the Note Guarantors, jointly and severally, hereby agrees that its Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding any failure to endorse a notation of such Note Guarantee. If an officer or Officer whose signature is on this Indenture or on the Note Guarantee of a Note Guarantor no longer holds that office at the time the Trustee authenticates a Note, the Note Guarantee of such Note Guarantor shall be valid nevertheless. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantees set forth in this Indenture on behalf of the Note Guarantors.

Section 10.3    Limitation on Note Guarantor Liability. Each Note Guarantor confirms, and by its acceptance of Notes, each Holder hereby confirms, that it is the intention of all such parties that any Guarantee of such Note Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar applicable law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee and the Holders irrevocably agree, and the Note Guarantors irrevocably agree, that the obligations of such Note Guarantor under this Article 10 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Note Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Note Guarantor in respect of the obligations of such other Note Guarantor under this Article 10, result in the obligations of such Note Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.4    Merger and Consolidation of Note Guarantors.

(a)    In case of any sale or other disposition, consolidation, amalgamation, merger, sale or conveyance and upon the assumption by the successor person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Note Guarantor, such successor person shall succeed to and be substituted for the Note Guarantor with the same effect as if it had been named herein as a Note Guarantor. Such successor person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes available hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(b)    Except as set forth in Articles 4 and 5 hereof, and notwithstanding clause (a) of this Section 10.4, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation, amalgamation or merger of a Note Guarantor with or into the Company or another Note Guarantor, or shall prevent any sale or conveyance of the property of a Note Guarantor as an entirety or substantially as an entirety to the Company or another Note Guarantor.

Section 10.5    Release.

(a)    In the event (i) of a sale or other disposition of all or substantially all of the assets of any Note Guarantor, by way of merger, amalgamation, consolidation or otherwise, or a sale or other disposition of all the Equity Interests of any Note Guarantor, then held by the Company and its Restricted Subsidiaries to a person that is not (either before or after giving effect to such transactions) a Subsidiary of the Company, in each case so long as such sale or other disposition is permitted by this Indenture, including without limitation Section 4.14 hereof, (ii) of a designation by the Company of any Restricted Subsidiary that is a Note Guarantor as an Unrestricted Subsidiary in accordance with the definition thereof or in the event that such Note Guarantor ceases to be a Restricted Subsidiary in accordance with the provisions of this Indenture, (iii) in the case of any Guarantee issued on the Issue Date, upon the release or discharge of the Guarantee by such Note Guarantor in respect of the Credit Agreement, and in any other case upon the release or discharge of any Guarantee in respect of any Indebtedness that resulted in the issuance after the Issue Date of the Note Guarantee by such Note Guarantor or (iv) the Company discharges the Notes and its Obligations under this Indenture under Section 8.1 or exercises its legal or covenant defeasance options under Section 8.2 or 8.3, respectively, with respect to the Notes, such Note Guarantor shall be released and relieved of any obligations under its Note Guarantee without any further action being required by the Trustee or any Holder. If the Company discharges this Indenture under Section 8.1 or exercises its legal or covenant defeasance options under Section 8.2 or 8.3, each Note Guarantor shall be released and relieved of any obligations under its Note Guarantee without any further action being required by the Trustee or any Holder.

(b)    Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Sections 4.8 and 4.14 hereof, the Trustee shall execute any documents reasonably required in order to evidence the release of any Note Guarantor from its obligations under its Guarantee.

(c)    Any Note Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Note Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

MISCELLANEOUS

Section 11.1    Certain Trust Indenture Act Sections. The Company shall comply with Sections 314(a)(4), 314(c) and 314(e) of the TIA. No other provision of the TIA shall apply except where otherwise specifically provided.

Section 11.2    Notices. Any demand, authorization notice, request, consent or communication shall be given in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission (confirmed by delivery in person or mail by first-class mail, postage prepaid, or by guaranteed overnight courier) to the following facsimile numbers:

If to the Company, to:

Valeant Pharmaceuticals International, Inc.

400 Somerset Corporate Boulevard

Bridgewater, NJ 08807

Attention: Corporate Secretary

Facsimile No.: (949) 461-6661

With a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Michael Kaplan

Facsimile No.: (212) 701-5111

If to the Trustee, to:

The Bank of New York Mellon

101 Barclay Street, Floor 7E

New York, New York 10286

Attn: Corporate Trust Administration

Facsimile No.: (212) 815-5366

Such notices or communications shall be effective when received.

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed by first-class mail or delivered by an overnight delivery service to it at its address shown on the register kept by the Registrar.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication to a Holder is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods (including pdf files). If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall be liable for any losses, costs or expenses arising directly or indirectly from such party’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the Holders of such Notes may be made electronically in accordance with procedures of the Depositary.

Section 11.3    Communications by Holders With Other Holders. Noteholders may communicate pursuant to TIA Section 312(b) with other Noteholders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and any other person shall have the protection of TIA Section 312(c).

Section 11.4    Certificate and Opinion of Counsel as to Conditions Precedent.

(a)    Upon any request or application by the Company to the Trustee to take any action under this Indenture other than the initial issuance of the Notes and the Note Guarantees, the Company shall furnish to the Trustee at the request of the Trustee:

(A)    an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent (including any covenants, compliance with which constitutes a condition precedent), if any, provided for in this Indenture relating to the proposed action have been complied with; and

(B)    an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent (including any covenants, compliance with which constitutes a condition precedent) have been complied with.

(b)    Each Officers’ Certificate and Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(A)    a statement that the person making such certificate or opinion has read such covenant or condition;

(B)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(C)    a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(D)    a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with;

provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

Section 11.5    Record Date for Vote or Consent of Holders. The Company (or, in the event deposits have been made pursuant to Section 8.1, 8.2 or 8.3 hereof, the Trustee) may set a record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture, which record date shall not be more than thirty (30) days prior to the date of the commencement of solicitation of such action. Notwithstanding the provisions of Section 9.4 hereof, if a record date is fixed, those persons who were Holders of Notes at the close of business on such record date (or their duly designated proxies), and only those persons, shall be entitled to take such action with respect to the Notes by vote or consent or to revoke any vote or consent previously given, whether or not such persons continue to be Holders of Notes after such record date.

Section 11.6    Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules (not inconsistent with the terms of this Indenture) for action by or at a meeting of Holders. Any Registrar or Paying Agent may make reasonable rules for its functions.

Section 11.7    Legal Holidays. A “Legal Holiday” is a Saturday, Sunday, or a day on which state or federally chartered banking institutions in New York, New York, Montreal, Canada or, if applicable, the state in which the Corporate Trust Office is located are not required to be open. If a payment date, including any Redemption Date, Purchase Date, Change of Control Purchase Date and Final Maturity Date, is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period on such payment. If an interest record date is a Legal Holiday, the record date shall not be affected.

Section 11.8    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    Unless specifically noted herein, this Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

(b)    The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Indenture. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

(c)    EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 11.9    No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary of the Company. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.10    No Recourse Against Others. All liability described in paragraph 13 of the Form of the Notes attached hereto as Exhibit A of any director, officer, employee or shareowner, as such, of the Company or any Note Guarantor is waived and released.

Section 11.11    Successors. All agreements of the Company in this Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successor.

Section 11.12    Multiple Counterparts. The parties may sign multiple counterparts of this Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

Section 11.13    Separability. In case any provisions in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.14    Table of Contents, Headings, etc. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.15    Calculations in Respect of the Notes. The Company shall make all calculations under this Indenture and the Notes in good faith. In the absence of manifest error, such calculations shall be final and binding on all Holders. The Company shall provide a copy of such calculations to the Trustee as required hereunder.

Section 11.16    Agent for Service and Waiver of Immunities. By the execution and delivery of this Indenture, the Company and each Note Guarantor that is not a Domestic Subsidiary, within 10 days of becoming a Note Guarantor that is not a Domestic Subsidiary, as applicable, will (i) acknowledge that they will designate and appoint Valeant Pharmaceuticals North America LLC, 400 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807, or another Person satisfactory to the Trustee (the “Authorized Agent”), as their authorized agent upon whom process may be served in any suit or proceeding arising out of or relating to this Indenture or the Notes that may be instituted in any federal or state court in the State of New York or brought under federal or state securities laws, and acknowledge that the Authorized Agent has accepted such designation, (ii) submit to the jurisdiction of any such court in any such suit or proceeding, and (iii) agree that service of process upon the Authorized Agent and written notice of said service to the Company or the Note Guarantor that is not a Domestic Subsidiary, as applicable, in accordance with Section 11.2 shall be deemed effective service of process in any such suit or proceeding. The Company and each Note Guarantor that is not a Domestic Subsidiary further agrees to take any reasonable action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Authorized Agent in full force and effect so long as any of the Notes shall be outstanding; provided, however, that the Company and each Note Guarantor that is not a Domestic Subsidiary, as applicable, may, by written notice to the Trustee, designate such additional or alternative agent for service of process under this Section 11.16 that (i) maintains an office located in the Borough of Manhattan, The City of New York, in the State of New York, (ii) is either (x) counsel for the Company or such Note Guarantor, as applicable or (y) a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business and (iii) agrees to act as agent for service of process in accordance with this Section 11.16. Such written notice shall identify the name of such agent for process and the address of the office of such agent for process in the Borough of Manhattan, The City of New York, State of New York. Upon the written request of any Holder, the Trustee shall deliver a copy of such notice to such Holder.

Section 11.17    Judgment Currency. The Company and each Note Guarantor shall indemnify each Holder and each Person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any loss incurred by such party as a result of any judgment or order being given or made against the Company or any Note Guarantor for any U.S. dollar amount due under this Indenture and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase U.S. dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase U.S. dollars upon such party’s receipt thereof. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “spot rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, U.S. dollars.

Section 11.18    Foreign Currency Equivalent. For purposes of determining compliance with any U.S. dollar-denominated restriction or amount, the U.S. dollar equivalent principal amount of any amount denominated in a foreign currency will be the Dollar Equivalent calculated on the date the Indebtedness was incurred or other transaction was entered into; provided that if any Permitted Refinancing Indebtedness denominated in a currency other than U.S. dollars is incurred to refinance Indebtedness denominated in the same currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated on the date of such refinancing, such Permitted Refinancing Indebtedness shall be deemed not to exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision in this Indenture, no restriction or amount will be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Section 11.19    Usury Savings Clause. If any provision of this Indenture or any Note would obligate the Company to make any payment of or on account of interest or other amount in an amount or calculated at a rate which would result in a receipt by any Holder of interest at a criminal rate (as such term is construed under the Criminal Code (Canada)), then notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by such Holder of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Holder, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Holder which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

Section 11.20    Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided for in this Indenture and any Note (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so provided for multiplied by the actual number of days in the applicable calendar year and divided by 360 or the actual number of days in such other period of time, respectively.

Section 11.21    Tax Matters. Each of the parties hereto agree to cooperate and to provide the other with such information as each may have in its possession to enable the determination of whether any payments pursuant to this Indenture are subject to the withholding requirements described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”). The Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law. Nothing in the immediately preceding sentence shall be construed as obligating the Trustee to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted or affecting a Payor’s obligation to make any payments of Additional Amount pursuant to Section 4.21 of this Indenture.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date and year first above written.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

[Signature Page to Indenture]

GUARANTORS:

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

VALEANT PHARMACEUTICALS INTERNATIONAL

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

BAUSCH & LOMB INCORPORATED

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

BAUSCH & LOMB HOLDINGS INCORPORATED

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Vice President and Treasurer

SOLTA MEDICAL, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

[Signature Page to Indenture]

ATON PHARMA, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

CORIA LABORATORIES, LTD.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

DOW PHARMACEUTICAL SCIENCES, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

ONPHARMA INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

[Signature Page to Indenture]

Signed by
Valeant Holdco 2 Pty Ltd (ACN 154 341 367)
in accordance with section 127 of the Corporations Act 2001 by two directors:

/s/ Avinesh Prasad	/s/ Linda A. LaGorga
Signature of director	Signature of director

Avinesh Prasad	Linda A. LaGorga
Name of director (please print)	Name of director (please print)

Signed by
Wirra Holdings Pty Limited (ACN 122 216 577)
in accordance with section 127 of the Corporations Act 2001 by two directors:

/s/ Avinesh Prasad	/s/ Linda A. LaGorga
Signature of director	Signature of director

Avinesh Prasad	Linda A. LaGorga
Name of director (please print)	Name of director (please print)

Signed by
Wirra Operations Pty Limited (ACN 122 250 088)
in accordance with section 127 of the Corporations Act 2001 by two directors:

/s/ Avinesh Prasad	/s/ Linda A. LaGorga
Signature of director	Signature of director

Avinesh Prasad	Linda A. LaGorga
Name of director (please print)	Name of director (please print)

[Signature Page to Indenture]

Signed by
Wirra IP Pty Limited (ACN 122 536 350)
in accordance with section 127 of the Corporations Act 2001 by two directors:

/s/ Avinesh Prasad	/s/ Linda A. LaGorga
Signature of director	Signature of director

Avinesh Prasad	Linda A. LaGorga
Name of director (please print)	Name of director (please print)

Signed by
Bausch & Lomb (Australia) Pty Limited (ACN 000 222 408)
in accordance with section 127 of the Corporations Act 2001 by two directors:

/s/ Avinesh Prasad	/s/ Linda A. LaGorga
Signature of director	Signature of director

Avinesh Prasad	Linda A. LaGorga
Name of director (please print)	Name of director (please print)

[Signature Page to Indenture]

Signed by
Valeant Pharmaceuticals Australasia Pty Limited (ACN 001 083 352)
in accordance with section 127 of the Corporations Act 2001 by a director and secretary/director:

/s/ Avinesh Prasad	/s/ Linda A. LaGorga
Signature of director	Signature of director/secretary

Avinesh Prasad	Linda A. LaGorga
Name of director (please print)	Name of director/secretary (please print)

Signed by
DermaTech Pty Limited (ACN 003 982 161)
in accordance with section 127 of the Corporations Act 2001 by a director and secretary/director:

/s/ Avinesh Prasad	/s/ Linda A. LaGorga
Signature of director	Signature of director/secretary

Avinesh Prasad	Linda A. LaGorga
Name of director (please print)	Name of director/secretary (please print)

Signed by
Private Formula International Holdings Pty Ltd (ACN 095 450 918)
in accordance with section 127 of the Corporations Act 2001 by a director and secretary/director:

/s/ Avinesh Prasad	/s/ Linda A. LaGorga
Signature of director	Signature of director/secretary

Avinesh Prasad	Linda A. LaGorga
Name of director (please print)	Name of director/secretary (please print)

[Signature Page to Indenture]

Signed by
Private Formula International Pty Ltd (ACN 095 451 442)
in accordance with section 127 of the Corporations Act 2001 by a director and secretary/director:

/s/ Avinesh Prasad	/s/ Linda A. LaGorga
Signature of director	Signature of director/secretary

Avinesh Prasad	Linda A. LaGorga
Name of director (please print)	Name of director/secretary (please print)

Signed by
Ganehill Pty Ltd (ACN 065 261 538)
in accordance with section 127 of the Corporations Act 2001 by a director and secretary/director:

/s/ Avinesh Prasad	/s/ Linda A. LaGorga
Signature of director	Signature of director/secretary

Avinesh Prasad	Linda A. LaGorga
Name of director (please print)	Name of director/secretary (please print)

Signed by
Valeant (Australia) Pty Limited (ACN 000 650 251)
in accordance with section 127 of the Corporations Act 2001 by a director and secretary/director:

/s/ Avinesh Prasad	/s/ Linda A. LaGorga
Signature of director	Signature of director/secretary

Avinesh Prasad	Linda A. LaGorga
Name of director (please print)	Name of director/secretary (please print)

[Signature Page to Indenture]

HYTHE PROPERTY INCORPORATED

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Director

[Signature Page to Indenture]

VALEANT PHARMACEUTICALS NOMINEE BERMUDA

By:	/s/ Graham Jackson
	Name:	Graham Jackson
	Title:	Director

[Signature Page to Indenture]

PROBIÓTICA LABORATÓRIOS LTDA.

By:	/s/ Carlos Alberto Andrade Pires da Silva
	Name:	Carlos Alberto Andrade Pires da Silva
	Title:	Officer

[Signature Page to Indenture]

TECHNOLAS PERFECT VISION, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Treasurer

BAUSCH & LOMB PHARMA HOLDINGS CORP.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Treasurer

BAUSCH & LOMB CHINA, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Treasurer

BAUSCH & LOMB SOUTH ASIA, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Treasurer

BAUSCH & LOMB TECHNOLOGY CORPORATION

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Treasurer

[Signature Page to Indenture]

RHC HOLDINGS, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Treasurer

SIGHT SAVERS, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Treasurer

BAUSCH & LOMB INTERNATIONAL, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Treasurer

BAUSCH & LOMB REALTY CORPORATION

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Treasurer

ISTA PHARMACEUTICALS, LLC

By:	Bausch & Lomb Pharma Holdings Corporation, its member

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Treasurer

[Signature Page to Indenture]

VRX HOLDCO, LLC

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Treasurer

[Signature Page to Indenture]

VALEANT CANADA GP LIMITED

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

VALEANT CANADA S.E.C./VALEANT CANADA LP

By:	Valeant Canada GP Limited, its general partner

By:	/s/ Linda A. LaGorga
	Name:	Linda LaGorga
	Title:	Senior Vice President and
Treasurer

V-BAC HOLDING CORP.

By:	/s/ Jeremy Lipshy
	Name:	Jeremy Lipshy
	Title:	Vice President

0938638 B.C. ULC

By:	/s/ D. Alexander Matheson
	Name:	D. Alexander Matheson
	Title:	Assistant Secretary

[Signature Page to Indenture]

MEDICIS PHARMACEUTICAL CORPORATION

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

OCEANSIDE PHARMACEUTICALS, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

DR. LEWINN’S PRIVATE FORMULA INTERNATIONAL, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

PRINCETON PHARMA HOLDINGS, LLC

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

PRIVATE FORMULA CORP.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

RENAUD SKIN CARE LABORATORIES, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

[Signature Page to Indenture]

VALEANT BIOMEDICALS, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

VALEANT PHARMACEUTICALS NORTH AMERICA LLC

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

ORAPHARMA, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

ORAPHARMA TOPCO HOLDINGS, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

PRESTWICK PHARMACEUTICALS, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

[Signature Page to Indenture]

SALIX PHARMACEUTICALS, LTD.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

SALIX PHARMACEUTICALS, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

OCEANA THERAPEUTICS, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

SANTARUS, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

INKINE PHARMACEUTICAL COMPANY, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

[Signature Page to Indenture]

COVELLA PHARMACEUTICALS, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

[Signature Page to Indenture]

BIOVAIL INTERNATIONAL S.Á.R.L.

By:	/s/ Daniela Italia
	Name:	Daniela Italia
	Title:	Manager

VALEANT PHARMACEUTICALS LUXEMBOURG S.Á.R.L.

By:	/s/ Daniela Italia
	Name:	Daniela Italia
	Title:	Class B Manager

VALEANT INTERNATIONAL LUXEMBOURG S.Á.R.L.

By:	/s/ Daniela Italia
	Name:	Daniela Italia
	Title:	Class B Manager

BAUSCH & LOMB LUXEMBOURG S.Á.R.L.

By:	/s/ Daniela Italia
	Name:	Daniela Italia
	Title:	Class B Manager

VALEANT FINANCE LUXEMBOURG S.À R.L.

By:	/s/ Daniela Italia
	Name:	Daniela Italia
	Title:	Class B Manager

VALEANT HOLDINGS LUXEMBOURG S.À R.L.

By:	/s/ Daniela Italia
	Name:	Daniela Italia
	Title:	Class B Manager

[Signature Page to Indenture]

LABORATOIRE CHAUVIN S.A.S.

By:	/s/ Linda LaGorga
	Name:	Linda LaGorga
	Title:	General Manager

BAUSCH & LOMB FRANCE S.A.S.

By:	/s/ Linda LaGorga
	Name:	Linda LaGorga
	Title:	General Manager

BCF S.A.S.

By:	/s/ Linda LaGorga
	Name:	Linda LaGorga
	Title:	General Manager

[Signature Page to Indenture]

VALEANT PHARMA HUNGARY LLC

By:	/s/ dr. Gárdi Lajos István
	Name:	dr. Gárdi Lajos István
	Title:	General Manager

By:	/s/ Zoltán Gábor
	Name:	Zoltán Gábor
	Title:	Finance Director

[Signature Page to Indenture]

VALEANT PHARMACEUTICALS IRELAND LIMITED

By:	/s/ Michael Kennan
	Name:	Michael Kennan
	Title:	Director

VALEANT HOLDINGS IRELAND

By:	/s/ Michael Kennan
	Name:	Michael Kennan
	Title:	Director

[Signature Page to Indenture]

OCEANA THERAPEUTICS, LIMITED

By:	/s/ Linda LaGorga
	Name:	Linda LaGorga
	Title:	Director

[Signature Page to Indenture]

B.L.J. COMPANY, LTD.

By:	/s/ Linda LaGorga
	Name:	Linda LaGorga
	Title:	Director

[Signature Page to Indenture]

AB SANITAS

By:	/s/ Tomas Liesis
	Name:	Tomas Liesis
	Title:	General Manager

[Signature Page to Indenture]

UCYCLYD PHARMA, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

[Signature Page to Indenture]

BAUSCH + LOMB OPS B.V.

By:	/s/ Patrick Emanuel Petrus Jacobus Günther
	Name:	Patrick Emanuel Petrus Jacobus Günther
	Title:	Attorney-in-fact

[Signature Page to Indenture]

PRZEDSIĘBIORSTWO FARMACEUTYCZNE JELFA S.A.

By:	/s/ Waldemar Stępień
	Name:	Waldemar Stępień
	Title:	President of the Management Board

By:	/s/ Ryszard Bukowski
	Name:	Ryszard Bukowski
	Title:	Member of the Management Board

VALEANT SP.Z O. O.

By:	/s/ Tadeusz Pietrasz
	Name:	Tadeusz Pietrasz
	Title:	Member of the Management Board

VP VALEANT SPÓŁKA Z OGRANICZONĄ ODPOWIEDZIALNOŚCIĄ SP.J.

By:	Valeant sp. z o.o., in its capacity as General Partner

By:	/s/ Tadeusz Pietrasz
	Name:	Tadeusz Pietrasz
	Title:	Member of the Management Board

VALEANT PHARMA POLAND SPÓŁKA Z OGRANICZONĄ ODPOWIEDZIALNOŚCIĄ

By:	/s/ Tadeusz Pietrasz
	Name:	Tadeusz Pietrasz
	Title:	Member of the Management Board

[Signature Page to Indenture]

PHARMASWISS D.O.O.

By:	/s/ Aljoša Tovornik
	Name:	Aljoša Tovornik
	Title:	Director

[Signature Page to Indenture]

PHARMASWISS SA

By:	/s/ Matthias Courvoisier
	Name:	Matthias Courvoisier
	Title:	Director

BAUSCH & LOMB SWISS AG

By:	/s/ Matthias Courvoisier
	Name:	Matthias Courvoisier
	Title:	Member of the Board of Directors

[Signature Page to Indenture]

Executed by BAUSCH & LOMB U.K. LIMITED, acting by:

/s/ Linda A. LaGorga
Director

Name of director: Linda A. LaGorga in the presence of:

/s/ Kirsten O’Donnell
Name of witness: Kirsten O’Donnell

[Signature Page to Indenture]

BAUSCH & LOMB IOM S.P.A.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Director

[Signature Page to Indenture]

SIGNED for and on behalf	)
of VALEANT PHARMACEUTICALS	)
NEW ZEALAND LIMITED	)	/s/ Linda A. LaGorga		/s/ Christina Ackermann
		Name:	Linda A. LaGorga	Name:	Christina Ackermann
		Title:	Director	Title:	Director

[Signature Page to Indenture]

BAUSCH & LOMB NORDIC AB

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Director

[Signature Page to Indenture]

VALEANT LLC

By:	/s/ John Connolly
	Name:	John Connolly
	Title:	General Director

[Signature Page to Indenture]

DR. GERHARD MANN CHEM.-PHARM. FABRIK GESELLSCHAFT MIT BESCHRÄNKTER HAFTUNG

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Managing Director

BAUSCH & LOMB GMBH

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Managing Director

B L E P HOLDING GMBH

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Managing Director

TECHNOLAS PERFECT VISION GMBH

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Managing Director

[Signature Page to Indenture]

BAUSCH & LOMB MEXICO, S.A. DE C.V.

By:	/s/ Linda LaGorga
	Name:	Linda LaGorga
	Title:	Senior Vice President and Treasurer

[Signature Page to Indenture]

VALEANT PHARMA

By:	/s/ Dmitry Khotko
	Name:	Dmitry Khotko
	Title:	General Director

[Signature Page to Indenture]

BAUSCH & LOMB PHARMA SA

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Director

[Signature Page to Indenture]

HUMAX PHARMACEUTICAL S.A.

By:	/s/ Newar Andres Giraldo Alzate
	Name:	Newar Andres Giraldo Alzate
	Title:	Legal Representative

[Signature Page to Indenture]

PRECISION DERMATOLOGY, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

ECR PHARMACEUTICALS CO., INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

[Signature Page to Indenture]

SPROUT PHARMACEUTICALS, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President, Chief Financial
Officer and Treasurer

SYNERGETICS USA, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President, Chief Financial
Officer and Treasurer

UNILENS VISION INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

COMMONWEALTH LABORATORIES, LLC

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Senior Vice President and Treasurer

ALDEN OPTICAL LABORATORIES, INC.

By:	/s/ Linda A. LaGorga
	Name:	Linda A. LaGorga
	Title:	Treasurer

[Signature Page to Indenture]

VALEANT DWC-LLC

By:	/s/ Mohamed Ibrahim
	Name:	Mohamed Ibrahim
	Title:	Finance Director

By:	/s/ Nicolas Esmieu
	Name:	Nicolas Esmieu
	Title:	General Manager

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON, AS TRUSTEE

By:	/s/ Catherine F. Donohue
	Name:	Catherine F. Donohue
	Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

9.000% SENIOR NOTES DUE 2025

[FORM OF FACE OF NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]1

[THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (C) IT IS AN ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT (AN “ACCREDITED INVESTOR”), (2) AGREES THAT IT WILL NOT PRIOR TO THE FIRST ANNIVERSARY OF THE ORIGINAL ISSUANCE OF THIS NOTE RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER- DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS NOTE), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY

[1]	Include only if the Note is a Global Note.

TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS NOTE, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.]2

[THIS NOTE AND ANY RELATED DOCUMENTATION MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME TO MODIFY THE RESTRICTIONS ON RESALES AND OTHER TRANSFERS OF THIS NOTE TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO THE RESALE OR TRANSFER OF RESTRICTED SECURITIES GENERALLY. THE HOLDER OF THIS NOTE SHALL BE DEEMED BY THE ACCEPTANCE OF THIS NOTE TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT.]3

[CANADIAN RESALE LEGEND

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS NOTE OR A BENEFICIAL INTEREST HEREIN MUST NOT TRADE THIS NOTE OR THE BENEFICIAL INTEREST HEREIN BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER DECEMBER 18, 2017.]4

[2]	Include only if the Note is a Restricted Note.
[3]	Include only if the Note is a Restricted Note.
[4]	Include until no longer necessary under Canadian securities laws.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

CUSIP: 144A: 91911K AP7, Reg. S: C94143 AM3
ISIN: 144A: US91911KAP75, Reg. S: USC94143AM30	No. [ ]

9.000% SENIOR NOTES DUE 2025

Valeant Pharmaceuticals International, Inc., a corporation continued under the British Columbia Business Corporations Act (the “Company,” which term shall include any successor corporation under the Indenture referred to on the reverse hereof) promises to pay to ______________________________ or its registered assigns, the principal sum of ________________________ Dollars ($__________) on December 15, 2025 [or such greater or lesser amount as is indicated on the Schedule of Exchanges of Notes on the other side of this Note]5 and to pay interest thereon as provided on the other side of this Note.

Interest Payment Dates: June 15 and December 15, beginning June 15, 2018.

Record Dates: June 1 and December 1.

Additional provisions of this Note are set forth on the other side of this Note.

[5]	Include only if the Note is a Global Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:
Name:
Title:

Trustee’s Certificate of Authentication:
This is one of the Notes referred to in the within-mentioned Indenture for the 9.000% Senior Notes due 2025.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

Dated: _________________________________

[FORM OF REVERSE SIDE OF NOTE]

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

9.000% SENIOR NOTES DUE 2025

1.	INTEREST

The Company shall pay interest on this Note semiannually in arrears on June 15 and December 15, each an “interest payment date,” of each year, commencing on June 15, 2018, at the rate per annum specified in the title of this Note. Interest shall accrue from and including December 18, 2017 or else the most recent interest payment date to which interest had been paid or duly provided for to but excluding the date on which such interest is paid. Interest on this Note will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall, (in immediately available funds) to the fullest extent permitted by law, pay interest on overdue principal (including premium, if any) and overdue installments of interest from the original due date to the date paid, at the rate applicable to this Note, which interest shall be payable on demand.

The interest so payable and punctually paid or duly provided for on any interest payment date will be paid to the Person in whose name this Note is registered at the close of business on June 1 or December 1 preceding such interest payment date (the “Record Date”) except as provided in the Indenture. Payment of the principal of (and premium, if any) and interest on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and as otherwise provided in the Indenture.

2.	METHOD OF PAYMENT

[The Company will make payments in respect of this Note (including principal, premium, if any, interest) by wire transfer of immediately available funds to the accounts specified by the Holder.]6 [The Company will make all payments of principal, interest and premium, if any, with respect to this Note by wire transfer of immediately available funds to the accounts specified by the Holders, in the case of a Holder holding an aggregate principal amount of Notes of $1,000,000 or more, or, if no such account is specified or in the case of a Holder holding an aggregate principal amount of Notes of less than $1,000,000, by mailing a check to each such Holder’s registered address.]7 All payments shall be made in immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments to any Holder holding an aggregate principal amount of Notes in excess of $1,000,000 shall be made by wire transfer in immediately available funds to an account maintained by such Holder in the United States, if such Holder has provided wire transfer instructions to the Company at least 10 Business Days prior to the payment date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder. Notwithstanding the foregoing, so long as this Note is registered in the name of a Depositary or its nominee, all payments hereon shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

3.	PAYING AGENT AND REGISTRAR

Initially, The Bank of New York Mellon (the “Trustee”) will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holder. The Company or any of their Subsidiaries may, subject to certain limitations set forth in the Indenture, act as Paying Agent or Registrar.

[6]	Include only if the Note is a Global Note.
[7]	Include only if the Note is a Definitive Note.

4.	INDENTURE, LIMITATIONS

This Note is one of a duly authorized issue of Notes of the Company designated as its 9.000% Senior Notes due 2025 (the “Notes”), issued under an Indenture dated as of December 18, 2017 (together with any supplemental indentures thereto, the “Indenture”), among the Company, the Note Guarantors and the Trustee. The terms of this Note include those stated in the Indenture. This Note is subject to all such terms, and the Holder of this Note is referred to the Indenture and said Act for a statement of them. Capitalized terms used and not defined herein have the meanings assigned to such terms in the Indenture.

The Company shall be entitled to issue Additional Notes pursuant to Section 2.1(c) of the Indenture.

5.	OPTIONAL REDEMPTION; PURCHASE OF NOTES AT OPTION OF HOLDER.

(a)    Optional Redemption. The Notes are redeemable at the option of the Company at the prices, and upon the terms and conditions, set forth in Section 3.7 of the Indenture.

(b)    Repurchase at Option of Holder. If there is a Change of Control, the Company shall be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase. Within 30 days following any Change of Control, the Company shall transmit a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

If after the Company or a Restricted Subsidiary consummates any Asset Sale, the Company may be required to purchase Notes, as further specified in the Indenture.

(d)     Notice of Redemption. Notice of redemption will be given at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, subject to satisfaction of any conditions precedent, interest ceases to accrue on Notes or portions thereof called for redemption.

6.	DENOMINATIONS, TRANSFER, EXCHANGE, CANCELLATION

The Notes are in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may register the transfer of or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charges that may be imposed in relation thereto by law or permitted by the Indenture.

All Notes surrendered for payment, registration of transfer or exchange or conversion will, if surrendered to the Company or any of its other Agents with respect to the Notes, be delivered to the Trustee. The Trustee will promptly cancel all Notes delivered to it. No Notes will be authenticated in exchange for any Notes cancelled, except as provided in the Indenture.

7.	PERSONS DEEMED OWNERS

The Holder of a Note may be treated as the owner of it for all purposes.

8.	GUARANTEES

This Note is guaranteed as set forth in the Indenture.

9.	UNCLAIMED MONEY

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its written request, subject to applicable unclaimed property law. After that, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

10.	AMENDMENT, SUPPLEMENT AND WAIVER

Subject to certain exceptions, the Indenture (with respect to the Notes) or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and an existing default or Event of Default and its consequence or compliance with any provision of the Indenture or the Notes may be waived in a particular instance with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without the consent of or notice to any Holder, the Company and the Trustee may amend or supplement the Indenture (with respect to the Notes) or the Notes to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any Holder.

In addition, except as set forth under Article 10, without the consent of Holders of at least 66 2/3% in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), no amendment or supplement may release the Note Guarantees.

11.	SUCCESSOR ENTITY

When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms and conditions of the Indenture, the predecessor corporation (except in certain circumstances specified in the Indenture) shall be released from those obligations.

12.	DEFAULTS AND REMEDIES

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable. If a bankruptcy or insolvency default with respect to the Company occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

13.	TRUSTEE DEALINGS WITH THE COMPANY

The Bank of New York Mellon, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or an Affiliate of the Company and may otherwise deal with the Company or an Affiliate of the Company as if it were not the Trustee.

14.	NO RECOURSE AGAINST OTHERS

A director, officer, employee or shareowner, as such, of the Company or any Note Guarantor shall not have any liability for any obligations of the Company or any Note Guarantor under the Notes or the Indenture nor for any claim based on, in respect of or by reason of such obligations or their creation. The Holder of this Note by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

15.	AUTHENTICATION

This Note shall not be valid until the Trustee or an authenticating agent manually signs the certificate of authentication on the other side of this Note.

16.	ABBREVIATIONS AND DEFINITIONS

Customary abbreviations may be used in the name of the Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and UGMA (= Uniform Gifts to Minors Act).

17.	INDENTURE TO CONTROL; GOVERNING LAW

In the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

The Company will furnish to any Holder, upon written request and without charge, a copy of the Indenture. Requests may be made to: Valeant Pharmaceuticals International, Inc., 400 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807, Telephone: (905) 286-3000, Attention: Investor Relations.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Your Signature:

Date: ____________________________
(Sign exactly as your name appears on the other side of this Note)

*Signature guaranteed by:

By:

*	The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

OPTION TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.8 or Section 4.14 of the Indenture, check the appropriate box below:

☐    Section 3.8                ☐    Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 3.8 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$_________________

Date: ___________________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: ___________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF NOTES8

The following exchanges, repurchases or conversions of a part of this global Note have been made:

PRINCIPAL AMOUNT OF THIS GLOBAL NOTE FOLLOWING SUCH DECREASE DATE OF EXCHANGE (OR INCREASE)	AUTHORIZED SIGNATORY OF NOTES CUSTODIAN	AMOUNT OF DECREASE IN PRINCIPAL AMOUNT OF THIS GLOBAL NOTE	AMOUNT OF INCREASE IN PRINCIPAL AMOUNT OF THIS GLOBAL NOTE

[8]	This schedule should be included only if the Note is a Global Note.

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION

OF TRANSFER OF RESTRICTED SECURITIES9

Re:    9.000% Senior Notes due 2025 (the “Notes”) of Valeant Pharmaceuticals International, Inc. (the “Company”).

This certificate relates to $___________________ principal amount of Notes owned in (check applicable box)

☐  book-entry or ☐  definitive form by ____________________ (the “Transferor”).

The Transferor has requested a Registrar or the Trustee to exchange or register the transfer of such Notes.

In connection with such request and in respect of each such Note, the Transferor does hereby certify that the Transferor is familiar with transfer restrictions relating to the Notes as provided in Section 2.12 of the Indenture dated as of December 18, 2017 among Valeant Pharmaceuticals International, Inc., the Note Guarantors party and thereto The Bank of New York Mellon, as trustee (the “Indenture”), and the transfer of such Note is in accordance with any applicable securities laws of any state and is being made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (check applicable box) or the transfer or exchange, as the case may be, of such Note does not require registration under the Securities Act because (check applicable box):

☐	Such Note is being transferred pursuant to an effective registration statement under the Securities Act.

☐	Such Note is being acquired for the Transferor’s own account, without transfer.

☐	Such Note is being transferred to the Company or a Subsidiary (as defined in the Indenture) of the Company.

☐	Such Note is being transferred to a person the Transferor reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A or any successor provision thereto (“Rule 144A”) under the Securities Act) that is purchasing for its own account or for the account of a “qualified institutional buyer,” in each case to whom notice has been given that the transfer is being made in reliance on such Rule 144A, and in each case in reliance on Rule 144A.

☐	Such Note is being transferred pursuant to and in compliance with an exemption from the registration requirements under the Securities Act in accordance with Rule 144 (or any successor thereto) (“Rule 144”) under the Securities Act.

☐	Such Note is being transferred to a Non-U.S. Person in an offshore transaction in compliance with Rule 904 of Regulation S under the Securities Act (or any successor thereto).

☐	Such Note is being transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of the Securities Act) that has provided a letter addressed to the Company, in the form of Exhibit C attached to the Indenture, containing certain representations and agreements.

Date: ___________________________________
(Insert Name of Transferor)

[9]	This certificate should be included only if this Note is a Restricted Note.

EXHIBIT B

FORM OF GUARANTEE

[Name of Note Guarantor] and its successors under the Indenture, jointly and severally with any other Note Guarantors, hereby irrevocably and unconditionally (i) guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of Valeant Pharmaceuticals International, Inc. (the “Company”) to the Holders or the Trustee, all in accordance with the terms set forth in Article 10 of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, guarantee that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Capitalized terms used herein have the meanings assigned to them in the Indenture unless otherwise indicated.

No stockholder, officer, director or incorporator, as such, past, present or future, of [name of Note Guarantor] shall have any personal liability under this Note Guarantee by reason of his, her or its status as such stockholder, officer, director or incorporator. This Note Guarantee shall be binding upon [name of Note Guarantor] and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

This Note Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Note Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

THE TERMS OF ARTICLE 10 OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

This Note Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

[NAME OF NOTE GUARANTOR]

By:
Name:
Title:

B-1

EXHIBIT C

FORM OF CERTIFICATE FROM ACQUIRING

INSTITUTIONAL ACCREDITED INVESTOR

Valeant Pharmaceuticals International, Inc.

400 Somerset Corporate Boulevard

Bridgewater, NJ 08807

Attention: General Counsel

Facsimile No.: (949) 461-6609

Re: ☐	9.000% SENIOR NOTES DUE 2025

CUSIP: 144A: 91911K AP7, Reg. S: C94143 AM3

ISIN: 144A: US91911KAP75, Reg. S: USC94143AM30

Dear Sirs:

Reference is hereby made to the Indenture, dated as of December 18, 2017 (the “Indenture”), among Valeant Pharmaceuticals International, Inc., as issuer (the “Company”), the Note Guarantors party thereto and The Bank of New York Mellon, as the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $___________________ aggregate principal amount of 9.000% Senior Notes due 2025 (the “Notes”), we confirm that:

1.    We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2.    We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any of its subsidiaries, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) inside the United States to an institutional “accredited investor” (as defined below) purchasing for its own account or for the account of another institutional accredited investor that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter, (D) pursuant to the provisions of Rule 144 under the Securities Act (if available), (E) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel acceptable to the Company) or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the Notes from us in a transaction meeting the requirements of clauses (A) through (F) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.    We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.    We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

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5.    We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “Accredited Investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Dated:

[Insert Name of Accredited Investor]

By:
Name:
Title:

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EXHIBIT D

FORM OF CANADIAN NOTE GUARANTEE

Re: ☐	9.000% SENIOR NOTES DUE 2025

CUSIP: 144A: 91911K AP7, Reg. S: C94143 AM3

ISIN: 144A: US91911KAP75, Reg. S: USC94143AM30

THIS CANADIAN NOTE GUARANTEE (as amended, restated, modified, renewed or extended from time to time, and including, for the avoidance of any doubt, the preamble and recitals hereto, this “Canadian Note Guarantee”), is executed and delivered as of ☐ by ☐ (“Guarantor”) in favour of The Bank of New York Mellon, as the Trustee, Registrar and Paying Agent, for the benefit of each Holder (together with the Trustee, collectively, the “Beneficiaries”).

RECITALS:

A.	Reference is made to that Indenture dated as of December 18, 2017 among Valeant Pharmaceuticals International, Inc., a Canadian corporation (the “Company”) and the Trustee (as amended, supplemented, restated, extended, renewed, or replaced from time to time, the “Indenture”).

B.	Guarantor is an Affiliate of the Company, and, as such, will benefit by virtue of the financial accommodations extended to the Company pursuant to the Indenture.

THEREFORE, Guarantor agrees as follows:

Section 1.

Definitions and Principles of Interpretation

1.1.	Definitions.

All capitalized terms used and not defined elsewhere in this Canadian Note Guarantee, and all capitalized terms used and not defined in the provisions incorporated by reference into this Canadian Note Guarantee, shall have the meanings ascribed to them in the Indenture (such meanings to be determined as if such terms were to be interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario) and shall be incorporated by reference into this Canadian Note Guarantee, and the following words and terms have the meanings set out below:

“Guaranteed Obligations” has the meaning given to it in Section 2.1(a).

“Indenture” has the meaning given to it in the recitals to this Canadian Note Guarantee.

1.2.	Certain Rules of Interpretation.

In this Canadian Note Guarantee:

(a)	Governing Law – This Canadian Note Guarantee (including terms incorporated by reference to the Indenture) is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario.

(b)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Canadian Note Guarantee.

(c)	Including – Where the word “including” or “includes” is used in this Canadian Note Guarantee, it means “including (or includes) without limitation.”

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(d)	No Strict Construction – The language used in this Canadian Note Guarantee is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(e)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(f)	Statutory references – A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation.

(g)	Time – Time is of the essence in the performance of Guarantor’s obligations under this Canadian Note Guarantee.

Section 2.

GUARANTEE

2.1.	Guarantee of the Obligations.

(a)	Guarantor hereby unconditionally Guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company thereunder that: (i) the due and punctual payment of principal, premium and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, (ii) the due and punctual payment of interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee under the Indenture or any Note shall be promptly paid in full or performed, all in accordance with the terms thereof, and (iii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration pursuant to Section 6.2 of the Indenture or otherwise (collectively, the “Guaranteed Obligations”). Guarantor agrees that this Canadian Note Guarantee is a guarantee of payment and not a guarantee of collection. Failing payment when due of any Guaranteed Obligations for whatever reason, Guarantor shall be obligated to pay the same immediately.

(b)

Guarantor hereby agrees that its obligations with regard to its Canadian Note Guarantee shall be unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under the Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to the Indenture, the Notes or the obligations of the Company under the Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Guarantor further, to the extent permitted by applicable law, hereby waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and shall agree not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (i) any right to require any Beneficiary, as a condition of payment or performance by Guarantor, to (A) proceed against the Company, any other guarantor (including any other Note Guarantor) of the Guaranteed Obligations or any other person, (B) proceed against or exhaust any security held from the Company, any such other guarantor or any other person, (C) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favour of the Company or any other person, or (D) pursue any other remedy in the power of any Beneficiary whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the Guaranteed Obligations; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon any Beneficiary’s errors or

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omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (v) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Canadian Note Guarantee and any legal or equitable discharge of Guarantor’s obligations hereunder and under this Canadian Note Guarantee, (B) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof, (C) any rights to set-offs, recoupments and counterclaims and (D) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (vi) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Canadian Note Guarantee, notices of default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, and notices of any extension of credit to the Company and any right to consent to any thereof; and (vii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Canadian Note Guarantee.

(c)	If any Holder or the Trustee is required by any court or otherwise to return to the Company, any Note Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or any Note Guarantor, any amount paid to either the Trustee or such Holder, this Canadian Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)	Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Guarantor further agrees that, as between Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations may be accelerated as provided in Section 6.2 of the Indenture for the purposes of this Canadian Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations and (ii) in the event of any declaration of acceleration of such obligations as provided in Section 6.2 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by Guarantor for the purpose of this Canadian Note Guarantee. Guarantor shall not exercise any right to seek contribution from any non-paying Note Guarantor if the exercise of such right impairs the rights of the Holders under the Note Guarantees.

2.2.	Merger and Consolidation of Guarantors

(a)	In case of any sale or other disposition, consolidation, merger, amalgamation or conveyance and upon the assumption by the successor person on terms and conditions satisfactory to the Trustee of the obligations of Guarantor under this Canadian Note Guarantee, and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by Guarantor, such successor person shall succeed to and be substituted for Guarantor under this Canadian Note Guarantee with the same effect as if it had been named herein as Guarantor.

(b)	Except as set forth in Articles 4 and 5 of the Indenture, and notwithstanding clause (a) of this Section 2.2, nothing contained in the Indenture or in any of the Notes shall prevent any consolidation, merger or amalgamation of a Note Guarantor with or into the Company or another Note Guarantor, or shall prevent any sale or conveyance of the property of a Note Guarantor as an entirety or substantially as an entirety to the Company or another Note Guarantor.

2.3.	Release

(a)

In the event (i) of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, amalgamation, consolidation or otherwise, or a sale or other disposition of all the Equity Interests of any Guarantor, then held by the Company and its Restricted Subsidiaries to a person that is not (either before or after giving effect to such transactions) a Subsidiary of the Company, in each case so long as such sale or other disposition is permitted by the Indenture, including without limitation Section 4.14 thereof, (ii) of a designation by the Company of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the definition thereof or in the event that such Guarantor ceases

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to be a Restricted Subsidiary in accordance with the provisions of the Indenture, (iii) in the case of any Canadian Note Guarantee issued on the Issue Date, upon the release or discharge of the Canadian Note Guarantee by such Guarantor in respect of the Credit Agreement, and in any other case upon the release or discharge of any Canadian Note Guarantee in respect of any Indebtedness that resulted in the issuance after the Issue Date of the Canadian Note Guarantee by such Guarantor or (iv) the Company discharges the Notes and its Obligations under the Indenture under Section 8.1 thereof or exercises its legal or covenant defeasance options under Section 8.2 or 8.3 thereof, respectively, with respect of the Notes or, in the case of a sale or other disposition of all or substantially all of the assets of Guarantor, the Person acquiring such property, shall be released and relieved of any obligations under this Canadian Note Guarantee without any further action being required by the Trustee or any Holder.

(b)	Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of the Indenture, including without limitation Sections 4.8 and 4.14 thereof, the Trustee shall execute any documents reasonably required in order to evidence the release of Guarantor from its obligations under this Canadian Note Guarantee.

Section 3.

Miscellaneous

3.1.	Limitations Act, 2002 (Ontario)

Any and all limitation periods provided for in the Limitations Act, 2002 (Ontario), as amended from time to time, or any other applicable law limiting the time for which an action may be commenced shall be excluded from application to the obligations of Guarantor hereunder to fullest extent permitted by such Act or applicable law.

3.2.	Usury Savings Clause

If any provision of this Canadian Note Guarantee, the Indenture or any Note would obligate any Canadian Note Guarantor to make any payment of or on account of interest or other amount in an amount or calculated at a rate which would result in a receipt by any Holder of interest at a criminal rate (as such term is construed under the Criminal Code (Canada)), then notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by such Holder of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Holder, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Holder which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

3.3.	Interest Act (Canada)

For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided for in this Canadian Note Guarantee, the Indenture or the Notes (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so provided for multiplied by the actual number of days in the applicable calendar year and divided by 360 or the actual number of days in such other period of time, respectively.

3.4.	Counterparts; Execution

This Canadian Note Guarantee may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Canadian Note Guarantee facsimile or other similar method of electronic transmission (including by way of email attachment) shall be equally as effective as delivery of an original executed counterpart of this Canadian Note Guarantee.

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3.5.	Severability

If, in any jurisdiction, any provision of this Canadian Note Guarantee or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to that jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Canadian Note Guarantee and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.

3.6.	Notices

All notices and other communications hereunder shall be in writing and shall be mailed, sent, or delivered in accordance with the terms of the Indenture.

3.7.	Successors

This Canadian Note Guarantee shall be binding upon Guarantor and its successors and shall inure to the benefit of the successors of the Beneficiaries.

3.8.	Judgment Currency

Guarantor shall indemnify each Holder and each Person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any loss incurred by such party as a result of any judgment or order being given or made against Guarantor for any U.S. dollar amount due under this Canadian Note Guarantee and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase U.S. dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase U.S. dollars upon such party’s receipt thereof. Any amount due from Guarantor under this Section 3.8 shall be due as a separate debt and shall not be affected by such judgment or order as aforesaid. The term “spot rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, U.S. dollars.

3.9.	Payment of Additional Amounts

(a)	All payments made under or with respect to this Canadian Note Guarantee by Guarantor will be made free and clear of any withholding or deduction for or on account of any tax, duty, levy, impost, assessment or other governmental charge of whatever nature (collectively, “Tax”) imposed or levied by or on behalf of Canada or any other jurisdiction in which Guarantor is organized, resident or doing business for tax purposes or from or through which Guarantor makes any payment on the Canadian Note Guarantee or any department or political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), unless Guarantor (or an applicable withholding agent) is required to withhold or deduct Taxes by law. If Guarantor (or an applicable withholding agent) is required by law to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to this Canadian Note Guarantee, Guarantor, subject to the exceptions listed below, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder or beneficial owner of the Notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the Holder or beneficial owner would have received if such Taxes had not been required to be so withheld or deducted.

(b)	Guarantor will not, however, pay Additional Amounts to a Holder or beneficial owner of Notes:

(i)

to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the existence of any present or former connection between the Holder or beneficial owner (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of a power over,

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such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) and the Relevant Taxing Jurisdiction (other than any connection resulting solely from the acquisition, ownership, holding or disposition of Notes, the receipt of payments thereunder or under this Canadian Note Guarantee and/or the exercise or enforcement of rights under any Notes or this Canadian Note Guarantee);

(ii)	to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the Holder or beneficial owner of Notes, following Guarantor’s written request addressed to the Holder, to the extent such Holder or beneficial owner is legally eligible to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii)	with respect to any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property tax or any similar Taxes;

(iv)	to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the Holder or beneficial owner of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(v)	to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the Holder or beneficial owner not dealing at arm’s length, within the meaning of the Income Tax Act (Canada), with the Company or Guarantor;

(vi)	to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for such Holder or beneficial owner being, or not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with, a “specified shareholder” of the Company as defined in subsection 18(5) of the Income Tax Act (Canada) for purposes of the thin capitalization rules in the Income Tax Act (Canada);

(vii)	to the extent the Taxes giving rise to such Additional Amounts are United States federal withholding tax imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, official interpretations or administrative authority promulgated thereunder and any agreements entered into pursuant to Section 1471(b)(1) of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and, for the avoidance of doubt, any intergovernmental agreement (and related legislation, rules or practices) implementing the foregoing (taken together, “FATCA”), except to the extent that such Taxes result from a failure of any Paying Agent to comply with FATCA; and

(viii)	any combination of items (i), (ii), (iii), (iv), (v), (vi) and (vii).

Additional Amounts also shall not be paid with respect to any payment on a Note to a beneficial owner who is a fiduciary, a partnership (or entity treated as a partnership for tax purposes), or anyone other than the sole beneficial owner of that payment to the extent that payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, or a beneficial owner who would not have been entitled to the Additional Amounts had that beneficiary, settlor, member or interest holder been the beneficial owner.

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(c)	Guarantor or applicable withholding agent will (i) make any such withholding or deduction required by applicable law and (ii) timely remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. Guarantor will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. Guarantor will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy or tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to Guarantor, such other documentation that provides reasonable evidence of such payment by Guarantor.

(d)	Where Tax is payable pursuant to Regulation 803 of the Income Tax Act (Canada) by a Holder or beneficial owner of the Notes in respect of any amount payable under the Canadian Note Guarantee to the Holder (other than by reason of a transfer of the Notes to a person resident in Canada with whom the transferor does not deal at arm’s length for the purposes of such Act), but no Additional Amount is paid in respect of such Tax, Guarantor will pay as or on account of interest to the Holder an amount equal to such Tax (a “Regulation 803 Reimbursement”) plus an amount equal to any Tax required to be paid by the Holder or a beneficial owner as a result of such Regulation 803 Reimbursement within 45 days after receiving from the Holder a notice containing reasonable particulars of the Tax so payable, provided such Holder or beneficial owner would have been entitled to receive Additional Amounts on account of such Tax (and only to the extent of such Additional Amounts that such Holder or beneficial owner would have been entitled to receive) but for the fact that it is payable otherwise than by deduction or withholding from payments made under or with respect to the Canadian Note Guarantee.

(e)	Prior to the date on which the payment of any Additional Amounts are due, Guarantor will deliver to the Trustee such Additional Amounts payable, together with an Officers’ Certificate setting forth the Additional Amounts, stating that such Additional Amounts will be payable on the payment date and setting forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Any such Officers’ Certificate will be delivered to the Trustee at least two Business Days in advance of when the payments in question are required to be made (unless a shorter period of time is acceptable to the Trustee in its reasonable discretion). Guarantor will promptly publish a notice in accordance with Section 11.2 of the Indenture stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

(f)	Guarantor will reimburse the Holders of Notes or beneficial owners of Notes, upon written request of such Holder or beneficial owner of Notes and certified proof of payment for the amount of (i) any Taxes levied or imposed by a Relevant Taxing Jurisdiction and payable by such Holder or beneficial owner in connection with payments made under or with respect to this Canadian Note Guarantee; and (ii) any Taxes levied or imposed with respect to any reimbursement under the foregoing clause (i) or this clause (ii), so that the net amount received by such Holder or beneficial owner after such reimbursement will not be less than the net amount such Holder or beneficial owner would have received if the Taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed, provided, however, that the indemnification obligation provided for in this Section 3.9(f) shall not extend to Taxes imposed for which the Holder or beneficial owner of the Notes would not have been eligible to receive payment of Additional Amounts hereunder by virtue of clauses (i) through (viii) of Section 3.9(b) hereof, or to the extent such Holder or beneficial owner received Additional Amounts with respect to such payments.

(g)	In addition, Guarantor will pay any stamp, issue, registration, court, documentary, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction at any time in respect of the execution, issuance, registration or delivery of this Canadian Note Guarantee or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any Relevant Taxing Jurisdiction at any time as a result of, or in connection with, (i) any payments made pursuant to any Guarantee or any other such document or instrument referred to thereunder and/or (ii) the enforcement of this Canadian Note Guarantee or any other such document or instrument referred to thereunder.

(h)	Obligations described under this Section 3.9 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor Person to Guarantor and to any jurisdiction in which such successor is organized, doing business or is otherwise resident for Tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.

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(i)	Whenever this Canadian Note Guarantee refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note or under this Canadian Note Guarantee, such reference includes the payment of Additional Amounts or other payments that would be payable pursuant to this Section 3.9, if applicable.

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IN WITNESS WHEREOF, Guarantor has executed and delivered this Guarantee as of the first date written above.

☐, as Canadian Note Guarantor

By:
Name:
Title:

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